                                                                 EXHIBIT 7.1

                   __________________________________________

                            STOCK PURCHASE AGREEMENT
                   __________________________________________


                         DATED AS OF DECEMBER 20, 1995,

                                    BETWEEN

                             SMITHFIELD FOODS, INC.

                                  AS PURCHASER

                                      AND

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                                   AS SELLER


                           RELATING TO ALL ISSUED AND
                     OUTSTANDING SHARES OF CAPITAL STOCK OF
                               JOHN MORRELL & CO.

                                                         TABLE OF CONTENTS

                                                                                                                           Page
                                                                                                                           ----
ARTICLE 1                 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     1.1         Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 2                 PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

     2.1         Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.2         The Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.3         Purchaser's Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.4         Payment of Balance of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE 3                 CLOSING, ITEMS TO BE DELIVERED AND
                          FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

     3.1         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.2         Items to be Delivered at Closing by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.3         Items to be Delivered at Closing by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     3.4         Indemnity Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     3.5         Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE 4                 REPRESENTATIONS AND WARRANTIES RELATING TO
                          THE COMPANY AND THE SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

     4.1         Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     4.2         [Intentionally Left Blank] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     4.3         Capital Stock and Ownership of Shares;
                 Subsidiaries; Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     4.4         Validity of Contemplated Transactions, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     4.5         No Third Party Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     4.6         Intentionally Left Blank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     4.7         Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     4.8         Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.9         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.10        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     4.11        Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     4.12        Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.13        Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     4.14        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     4.15        Compliance With Laws; Operating Permits, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     4.16        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     4.17        Accounts; Lockboxes; Safe Deposit Boxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     4.18        Conduct of Business Since December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     4.19        Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     4.20        Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     4.21        Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     4.22        Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     4.23        Customers and Vendors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     4.24        Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     4.25        Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE 5                 REPRESENTATIONS AND WARRANTIES RELATING
                          TO SELLER AND CERTAIN FINANCIAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

     5.1         Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.2         Corporate Power; Authorization; Enforceable
                 Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.3         Validity of Contemplated Transactions, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.4         Title to Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.5         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.6         FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.7         Disclaimer of Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.8         Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.9         Investment Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE 6                 REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . .   44

     6.1         Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.2         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.3         Corporate Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.4         Validity of Contemplated Transactions, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.5         Investment Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.6         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.7         Purchaser Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.8         Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.9         Knowledge of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.10        [Intentionally left blank] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.11        Bonds and Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.12        Stock Market Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE 7                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . .   46

     7.1         Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE 8                 ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

     8.1         Access to Information; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     8.2         Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     8.3         Regulatory and Other Authorizations; Notices
                 and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     8.4         Use of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     8.5         Operations under the Consent Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     8.6         Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     8.7         Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.8         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.9         Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.10        Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE 9                 TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

     9.1         Termination of Existing Tax-Sharing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.2         Post-Closing Adjustment to Tax Sharing Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.3         Seller Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     9.4         Purchaser Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     9.5         Allocation Between Partial Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

     9.6         Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     9.7         Post-Closing Audits and Other Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     9.8         Closing Date Tax Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     9.9         Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     9.10        Section 338(h)(10) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

ARTICLE 10       [INTENTIONALLY LEFT BLANK] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

ARTICLE 11       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

     11.1        General Indemnification Obligation of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     11.2        General Indemnification Obligation of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
     11.3        Third Party Claims - Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     11.4        Provisions Regarding Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     11.5        Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     11.6        Limits Upon Indemnification Claims by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     11.7        Limits Upon Indemnification Claims by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     11.8        Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

ARTICLE 12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

     12.1        [Intentionally Left Blank] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     12.2        Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     12.3        Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.4        Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.5        Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.6        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.7        Headings and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     12.8        Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     12.9        Right to Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     12.10       Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     12.11       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     12.12       Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     12.13       Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     12.14       Exclusive Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     12.15       Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     12.16       Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     12.17       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

EXHIBITS

Exhibit A                 Partial Consent Decree
Exhibit B                 [Intentionally Omitted]
Exhibit C                 Registration Rights Agreement
Exhibit D                 Opinion of Counsel to Purchaser
Exhibit E                 Opinion of Counsel to Seller
Exhibit F                 Indemnity Agreement
Exhibit G                 Interim Services Agreement
Exhibit H                 Illustrative Counsel Memo

SCHEDULES

     Schedule             Description
     --------             -----------
         1.1(a)           Purchaser Officers
         1.1(b)           Company Officers
         1.1(c)           Property Tax Returns
         5.8              Financial Information
         6.2              Capitalization

Disclosure Schedule       Description
-------------------       -----------
         4.1              Corporate Existence; Subsidiaries; Jurisdictions
         4.3              Capital Stock Ownership of Shares; Subsidiaries; Officers and Directors
         4.4              Validity of Contemplated Transactions
         4.5              Third Party Options
         4.7              Tax and Other Returns and Reports
         4.8              Real Property
         4.9              Litigation
         4.10             Insurance
         4.11             Contracts and Commitments
         4.12             Labor Matters
         4.13             Employee Benefit Plans and Arrangements
         4.14             Environmental Matters
         4.15             Compliance with Laws; Operating Permits, Etc.
         4.16             Intellectual Property
         4.17             Accounts; Lockboxes; Safe Deposit Boxes
         4.18             The Company - Conduct of Business
         4.19             Affiliate Transactions
         4.21             Tangible Personal Property
         4.23             Customers and Vendors

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT, dated as of December 20, 1995, by and between CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation ("Seller"), and SMITHFIELD FOODS, INC., a Delaware corporation ("Purchaser"), with reference to the following RECITALS:

         A. Seller owns all of the issued and outstanding shares of stock (the "Shares") of JOHN MORRELL & CO., a Delaware corporation (the "Company"), consisting of the number and classes as set forth in this Agreement.

         B. Subject to the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase at the Closing on the Closing Date (as those terms are hereinafter defined) all of the Shares.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                   ---------
                                  DEFINITIONS
                                  -----------

        1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

        "Action" means any claim, action, litigation, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, including without limitation, an action initiated by the filing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(c)(2) of ERISA or a proceeding under Section 4042, 4069 or 4212(c) of ERISA.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

        "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of December 20, 1995, between Seller and Purchaser (including all of the Exhibits and Schedules hereto), and all amendments hereto made in accordance with the provisions of Section 12.13, as in effect from time to time.

        "Audited Financial Statements" has the meaning specified in Section 5.8.

        "Average Value" means the average of the mean of the quoted high and low sales prices of Purchaser's Common Stock on the NASDAQ/NMS Market for each of the last thirty (30) trading days immediately preceding the second day before the Closing Date which is $30.157 per share.

        "Business" means the business of the Company and the Subsidiaries consisting, without limitation, of slaughtering, processing, marketing, distributing and selling fresh pork and lamb, processed meat products, including sausages, frankfurters, bacon, hams and luncheon meats, chemicals and spices, under private labels and under the Company Names.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are closed in the City of Cincinnati, Ohio, or in the City of Norfolk, Virginia.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

        "Closing" has the meaning specified in Section 3.1.

        "Closing Date" has the meaning specified in Section 3.1.

        "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

        "Commission" means the Securities and Exchange Commission.

        "Company" has the meaning specified in the recitals to this Agreement.

        "Company Multiemployer Plan" means any Multiemployer Plan to which the Company or any of the Subsidiaries contributes, has an obligation to contribute, or contributed to or had an obligation to contribute to and has Liability with respect to such contributions or obligations.

        "Company Names" has the meaning specified in Section 8.4.

        "Company Plans" has the meaning specified in Section 4.13(a).

        "Company's Accountants" means Ernst & Young, L.L.P., independent accountants of the Company.

        "Confidentiality Agreements" means that certain letter agreement dated October 4, 1995, between Seller and Purchaser relating to information regarding the Company, that certain agreement dated October 19, 1995, between Seller and Purchaser relating to information regarding Purchaser, that certain PBGC Investigation Joint Defense Agreement dated October 13, 1995, that certain Environmental Matters Joint Defense Agreement dated October 26, 1995, as amended, and that certain Joint Defense and Confidentiality Agreement Regarding Antitrust Matters dated November 7, 1995.

        "Consent Decree" means that certain Partial Consent Decree in the form of EXHIBIT A attached hereto by and among the Company, the United States Department of Justice and the United States Environmental Protection Agency.

        "Control" (including the terms "Controlled by" and "under common
Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Disclosure Schedules" has the meaning specified in Section 12.8(a).

        "Disposed Real Property" means all real property previously, but not currently, owned, leased or otherwise in the possession and/or control of the Company or any Subsidiary at any time during the ten (10) year period immediately preceding the date hereof as to which either (a) to Seller's Knowledge, the Company or such Subsidiary has a contractual obligation regarding Environmental Liabilities relating to such real property, (b) the Company or such Subsidiary used such real property as a plant or distribution center, or
(c) an Environmental Claim has been made against the Company or such Subsidiary, or to Seller's Knowledge, conditions existed on such property at the time of disposal which would support such an Environmental Claim, which Environmental Claim is or would be Materially adverse (collectively "Disposed Real Property").

        "Dollars" and "$" means the lawful currency of the United States of America.

        "Employee Plan" means (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA; (ii) any Multiemployer Plan; and (iii) any "fringe benefit plan" within the meaning of Section 6039D of the Code.

            "Employee Plan Event" means a "reportable event" within the meaning of Section 4043 of ERISA for which the requirement of either 30-days advance or subsequent notice to the PBGC is not waived.

        "Encumbrance(s)" means any security interest, claim, pledge, mortgage, lien, charge, or encumbrance.

        "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

        "Environmental Claims" means any and all Actions, demands, demand letters, Encumbrances, notices of non-compliance or violation, judgments, fines, fees, requirements, penalties, consent orders or consent agreements relating in any way to any Environmental Law or Environmental Permit including, without limitation, (i) any and all Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the Environment.

        "Environmental Laws" means all applicable federal, state, territorial, local or foreign statutes, laws and ordinances as in effect on the date hereof relating to pollution and protection of the Environment, including federal, state, territorial, local or foreign statutes, laws and ordinances relating to Releases or threatened Releases of Hazardous Substances into the Environment and federal, state, territorial, local or foreign statutes, laws and ordinances otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances and all regulations, rules, executive orders, codes, governmental restrictions and other requirements of law promulgated under any such statute, law or ordinance and any judicial or administrative interpretation thereof, including, but not limited to, the following federal laws: CERCLA, the Resources Conservation and Recovery Act ("RCRA"), the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Emergency Planning and Community Right to Know Act, the Superfund Amendment and Reauthorization Act, the Solid Waste Disposal Act and the Federal Insecticide, Fungicide and Rodenticide Act.

        "Environmental Liabilities" means any and all debts, claims, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or undetermined, determined or determinable, arising under or with respect to any Environmental Laws, Environmental Claims or any Environmental Permits.

        "Environmental Permits" means all permits, certificates, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and the related regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related regulations also refer to successor provisions.

        "GAAP" means generally accepted accounting principles and practices as in effect in the United States at the times and for the periods involved. Accounting terms used in this Agreement which are not defined herein shall be defined in accordance with GAAP.

        "Governmental Authority" means any United States federal, state, territorial, local or foreign government, any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Hazardous Substances" means all petroleum and petroleum products and all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any Law, by any Governmental Authority, or with respect to which such Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Income and Property Taxes" means for taxable periods ending on or before the Closing Date and Pre-Closing Partial Periods, any federal income taxes of the Company and its Subsidiaries, any state income or franchise taxes of the Company and its Subsidiaries, and the property taxes of the Company and its Subsidiaries as set forth in Schedule 1.1(c), which are the property taxes for which returns of the Company and its Subsidiaries are prepared by the tax department of Seller and shall include, without limitation, any state or franchise taxes or any property taxes for taxable periods beginning prior to the Closing Date for which the Company or the Subsidiaries file a separate stand-alone tax return or a combined or unitary return which includes only the Company and/or one or more of the Subsidiaries for such tax periods.

        "Indebtedness" means, with respect to any Person, the following, without duplication: (i) all indebtedness for borrowed money of such Person, whether or not contingent, (ii) all obligations of such Person for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the ordinary course of business, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
(v) all obligations of such Person as lessee under leases that have been recorded as capital leases in accordance with GAAP, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock,
(viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irre- spective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Indemnity Agreement" has the meaning specified in Section 3.4(e).

        "Initial Payment" means the sum of $3,000,000, which was paid to Seller on October 6, 1995.

        "Intellectual Property" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, including without limitation rights in designs, specifications and plans for specialized equipment utilized in the Business, (ii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all improvements to the inventions disclosed in each such registration, patent or application, (iii) trademarks, service marks, trade dress, trade names, and corporate names, including without limitation, the Company Names and including all applications and registrations, (iv) copyrights and all applications and registrations thereof, and all rights therein provided by international treaties or conventions, (v) trade secrets, and (vi) know-how.

        "Inventory" means all livestock, meat products, processed meat products, spices, finished goods, work-in-process, raw materials, packaging, supplies and similar property owned by the Company or any Subsidiary, related to the Business and maintained, held or stored by or for the Company or any Subsidiary as of a particular date.

        "IRS" means the Internal Revenue Service of the United States.

        "Knowledge of Purchaser" and the term "to Purchaser's Knowledge" or similar phrases, mean the actual knowledge of those employees of Purchaser listed on Schedule 1.1(a) after Reasonable Inquiry.

        "Knowledge of Seller" and the term "to Seller's Knowledge" or similar phrases, mean the actual knowledge of those employees of Seller or the Company listed on Schedule 1.1(b) after Reasonable Inquiry.

        "Law" means any federal, state, territorial, local or foreign statute, law, ordinance, regulation, rule, executive order, code, governmental restriction or other requirement of law or any judicial or administrative interpretation thereof, except Environmental Laws.

        "Leased Real Property" means the real property leased by the Company or any Subsidiary, either as landlord or as tenant, together with all buildings and other structures, facilities or improvements located thereon and all easements and other rights appurtenant thereto.

        "Liabilities" means any and all debts, liabilities, claims and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including, without limitation, those arising under any Law or Action and those arising under any contract, lease, Operating Permit, agreement, arrangement, commitment or undertaking, except for Environmental Liabilities.

        "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company or any Subsidiary from a third party, including Seller and any Affiliate of Seller.

        "Material" and "Materially," with respect to any matter, shall mean a matter of a magnitude such that it had, has or is reasonably likely to have an economic effect with respect to the Company, any of the Subsidiaries, the Business or assuming the consummation of the transactions contemplated hereunder, Purchaser, individually in excess of $250,000 or together with similar matters, in excess of $500,000 in the aggregate. For purposes hereof, examples of similar matters are described on the illustrative counsel memo attached hereto as Exhibit H.

        "Multiemployer Plan" means an Employee Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "Operating Permits" means all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities, except for Environmental Permits.

        "OSHA" means the Occupational Safety and Health Act of 1970, as the same may have been amended from time to time.

        "Owned Intellectual Property" means all Intellectual Property in and to which the Company or any Subsidiary holds, or has a right to hold, right, title and interest.

"Owned Real Property" means the real property owned by the Company or the Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements and other rights appurtenant thereto.

        "PBGC" means the United States Pension Benefit Guaranty Corporation.

        "Pension Plan" means an Employee Plan, other than a Multi-employer Plan, that is covered by Title IV of ERISA.

        "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) liens for taxes, assessments and governmental charges or levies not yet due and payable; (ii) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (A) are not overdue for a period of more than thirty (30) days, and (B) are not in excess of $200,000 in the case of a single property; (iii) bonds, letters of credit, pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and
(iv) minor survey exceptions, minor reciprocal easement agreements and other minor customary encumbrances on title to real property, in each case under clauses (i) through (iv), that (A) were not incurred in connection with any Indebtedness or trade payables of the Company or any Subsidiary, (B) do not render title to the property encumbered thereby unmarketable or unusable as a Business facility consistent with past practices, and (C) are not Materially adverse.

        "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, other entity or Governmental Authority.

        "Plan Assets" has the meaning specified in Section 4.13(a).

        "Post-Closing Partial Period" has the meaning specified in Section 9.5.

        "Pre-Closing Partial Period" has the meaning specified in Section 9.3.

        "Purchase Price" has the meaning specified in Section 2.2.

        "Purchaser" has the meaning specified in the preamble to this Agreement.

        "Purchaser Documents" means the agreements, certificates and other documents to be delivered by Purchaser pursuant to Section 3.3 of this Agreement.

        "Purchaser Reports" has the meaning specified in Section 6.7.

        "Purchaser's Common Stock" means the $.50 par value common stock of Purchaser.

        "Purchaser's Shares" means 1,094,273 shares which is the number of shares of Purchaser's Common Stock determined by dividing $33,000,000 by the Average Value.

        "Qualified Plan" means any Pension Plan and any other Employee Plan which is intended to satisfy the requirements of Section 401(a) of the Code.

        "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

        "Reasonable Inquiry" has the meaning specified in Section 4.25.

        "Registration Rights Agreement" means the Registration Rights Agreement to be executed by Purchaser and Seller attached hereto as EXHIBIT C.

        "Release" means discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping or otherwise disposing into or upon any land, water or air or otherwise entering into the Environment.

        "Seller" has the meaning specified in the preamble to this Agreement.

        "Seller Documents" means the agreements, certificates and other documents to be delivered by Seller pursuant to Section 3.2 of this Agreement.

        "Shares" has the meaning specified in the recitals to this Agreement.

        "Subsidiaries" means the corporations which are subsidiaries of the Company; individually, a "Subsidiary."

        "Substantial Contracts" has the meaning specified in Section  4.11.

        "Tax" or "Taxes" means all federal, state, territorial, local, foreign and other taxes, or assessments including, without limitation, income, estimated income, business, occupation, franchise, property, sales, employment, gross receipts, use, transfer, ad valorem, fuel, vehicle, profits, license, capital, payroll, escheat, excise, goods and services, severance, stamp, and including, without limitation, interest, penalties and additions in connection therewith for which the Company and/or any Subsidiary is or may be liable.

        "Tax-Sharing Agreement" has the meaning specified in Section 4.7(i).

        "Third Party Consents" shall mean consents from (i) Nathan's Famous Systems, Inc. relating to the Nathan's Spice Agreement dated March 17, 1986 as amended by Amendment to Nathan's Spice Agreement dated February 28, 1994; (ii) General Electric Capital Corporation relating to the Credit Agreement dated October 31, 1995; (iii) South Dakota Economic Development Authority relating to the Agreement for Economic Development Incentive Loan dated November 3, 1994;
(iv) Indiana Packers Corp. relating to the Agreement dated September 6, 1995 for the purchase of chilled pork products; and (v) the other party to Total Safety Management Agreement dated July 1, 1993.

        "Unaudited Financial Statements" has the meaning specified in Section
5.8.

        "USTs" means underground storage tanks, as such term is defined in the RCRA, as amended, and the regulations promulgated thereunder or any state equivalent thereof.

                                   ARTICLE 2
                                   ---------

                               PURCHASE AND SALE
                               -----------------



        2.1 Purchase and Sale of Shares. At the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, upon and subject to the terms and conditions of this Agreement, the Shares, free and clear of all Encumbrances.

        2.2 The Purchase Price. The purchase price (the "Purchase Price") shall be:

               (a) $25,000,000 in cash (including the $3,000,000 Initial Payment), and

               (b)    the Purchaser's Shares.

        2.3 Purchaser's Shares. No fractional share of Purchaser's Shares shall be issued to Seller, and, in lieu thereof, Seller shall receive an amount in cash determined by multiplying the Average Value by the fraction of a share otherwise issuable.

        2.4 Payment of Balance of the Purchase Price. On the Closing Date, Purchaser shall pay to Seller $22,000,000, being the balance of the cash portion of the Purchase Price, by wire transfer of immediately available funds to such account as Seller shall designate and shall deliver to Seller a certificate or certificates for the Purchaser's Shares, which certificates shall bear the legend as described in Section 5.9 hereof.


                                   ARTICLE 3
                                   ---------

             CLOSING, ITEMS TO BE DELIVERED AND FURTHER ASSURANCES
             -----------------------------------------------------


        3.1 Closing. The closing (the "Closing") of the sale and purchase of the Shares shall take place at 3:00 PM, local time, on the day of execution hereof (the "Closing Date") at the offices of Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio, 45202, or on such other date or time or at such other location as may be mutually agreed upon in writing by Purchaser and Seller.

        3.2 Items to be Delivered at Closing by Seller. At the Closing and subject to the terms and conditions herein contained, Seller shall deliver or cause to be delivered to Purchaser the following:

               (a) Stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer;

               (b) All of the written resignations, effective on the Closing Date, from those officers and directors of the Company and the Subsidiaries, and trustees under Company Plans, which Purchaser shall have requested prior to the Closing;

               (c) All corporate and other records of the Company and the Subsidiaries held by Seller or its agents, including but not limited to, minute books, stock books and registers, books of account, leases, contracts, financial records, and personnel records of the Company and the Subsidiaries;

               (d) Certificates or Articles of Incorporation or other appropriate charter documents, of the Company and the Subsidiaries, certified as of a date not earlier than ten (10) days prior to the Closing Date by the appropriate governmental office;

               (e) For each of the Company and the Subsidiaries, certificates dated not more than ten (10) days prior to the Closing Date issued by the Secretary of State of the state of incorporation and each state where such entity is qualified to do business as a foreign corporation, certifying in accordance with such state's practices such entity's good standing, status or compliance with all corporate organizational or qualification requirements of such state;

               (f) By-Laws of each of the Company and the Subsidiaries certified, as of the Closing Date, by the corporate secretary or other appropriate corporate officer of such entity;

               (g) Copies of minutes or unanimous written consents of the Board of Directors or the Executive Committee of the Board of Directors of Seller approving the execution, delivery and performance of this Agreement and all other agreements and documents to be executed in connection herewith and the consummation of the transactions contemplated under this Agreement, together with copies of minutes or unanimous written consents of the Board of Directors of Seller authorizing the Executive Committee to approve such actions, certified to be true and complete by the Secretary or an Assistant Secretary of Seller;

               (h) Terminations of the applicable Tax-Sharing Agreements as required by the terms of Section 9.1 hereof;

               (i) A general release in form and substance satisfactory to Purchaser dated as of the Closing Date and executed by Seller whereby Seller (for itselfand those Affiliates

        Controlled by Seller) shall release any and all claims Seller or such Affiliates, or any of them, may have against the Company or the Subsidiaries, or any of them, as of the Closing Date including, without limitation, any claim for loans or advances made to the Company or any Subsidiary by Seller or any such Affiliate of Seller, but excluding any claims arising from the Indemnity Agreement or this Agreement, claims specifically provided in this Agreement to remain in effect and claims of the Company or any Subsidiary to each other;

               (j) An Interim Services Agreement, in the form attached hereto as EXHIBIT G, duly executed by Seller and the Company, under which Seller shall continue to provide to the Company after Closing at the cost of the Company such data processing and other services as the Company may request on terms and conditions consistent with current terms and reasonably satisfactory to Purchaser;

                (k) Such documents as may be necessary to complete the transfer to accounts of Employee Plans maintained by the Company and/or any Subsidiary, of the assets attributable to those Employee Plans maintained for the benefit of employees and former employees of the Company and/or any of the Subsidiaries. The assets to be transferred shall be determined by dividing each asset attributable to such Employee Plans substantially on a pro rata basis between the Employee Plans maintained by the Company and/or any Subsidiary for the benefit of employees and former employees of the Company and/or any of the Subsidiaries and the Employee Plan otherwise maintained by Seller;

                (l) An opinion of Keating, Muething & Klekamp, counsel for Seller, dated the Closing Date, in the form of EXHIBIT D attached hereto with only such changes as shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

                (m) Estoppel Certificates executed by the landlord and any master landlord of the Leased Real Property designated as numbers IIA 1, IIC 1, IIC 5, IIC 13 and IIC 14 on Schedule 4.8 attached hereto, in form and substance reasonably satisfactory to Purchaser, and stating, at a minimum, that (i) attached to each such Estoppel Certificate is a true and correct copy of the Lease, including any amendments thereto; (ii) the Lease is in full force and effect and has not been amended, except for any amendments attached to the Estoppel Certificate; and (iii) the Company (or a Subsidiary, as the case may be) is not in default under the terms of such Lease nor, to the best of such parties' knowledge, has any event or action occurred, is pending or threatened (including, without limitation, the transactions contemplated hereunder) which, after the giving of notice or the expiration of any applicable grace period, or both, will constitute or result in a breach or default by the Company (or such Subsidiary) under such Lease;

                (n)    All Third Party Consents;

                (o) Payment of all amounts owed by Seller or any Affiliate Controlled by Seller to the Company or any Subsidiary, net of amounts owed by the Company or any Subsidiary to Seller or any such Affiliate of Seller;

                (p) Satisfactions, termination statements and releases in form and substance satisfactory to Purchaser and its counsel sufficient to release the Encumbrances relating to the loan to the Company from The Equitable Life Assurance Company of the United States in the original principal amount of $35,000,000 and the Encumbrances granted to Northwestern National Bank of Minneapolis pursuant to The Trust Indenture for Bond Issue dated August 1, 1973 relating to a bond issue in the original principal amount of $4,050,000; and

                (q) Such other documents to be delivered by Seller hereunder or as Purchaser or its counsel may reasonably request to carry out the purpose of this Agreement.

        3.3 Items to be Delivered at Closing by Purchaser. At the Closing and subject to the terms and conditions herein contained, Purchaser shall deliver or shall cause to be delivered to Seller the following:

                (a)    The balance of the Purchase Price in accordance with
        Section 2.4 hereof;

                (b)    A certificate or certificates for the Purchaser's Shares;

                (c) Copies certified as true and complete by the Secretary or an Assistant Secretary of Purchaser of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated under this Agreement and the election of a person designated by Seller to the Board of Directors of Purchaser;

                (d)    The Registration Rights Agreement as contemplated in
        Section 8.7 hereof, duly executed by Purchaser;

                (e) An opinion of Godfrey & Kahn, S.C., counsel to Purchaser, dated the Closing Date, in the form of EXHIBIT E hereto with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel; and

                (f) Such other documents to be delivered by Purchaser hereunder or as Seller or its counsel may reasonably request to carry out the purposes of this Agreement.

        3.4 Indemnity Agreement. Immediately following the Closing, Purchaser shall cause the Company to execute and deliver to Seller an Indemnity Agreement in the form attached hereto as EXHIBIT F, duly executed by the Company (the "Indemnity Agreement").

        3.5 Further Assurances. After the Closing, each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                  ARTICLE 4
                                  ---------

                        REPRESENTATIONS AND WARRANTIES
                 RELATING TO THE COMPANY AND THE SUBSIDIARIES
                 --------------------------------------------


         Seller hereby represents and warrants to Purchaser as follows:

        4.1 Corporate Existence. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state where it is organized. Each has the corporate power and lawful authority and possesses all rights, privileges, franchises, Operating Permits and Environmental Permits, necessary to entitle it to use its corporate name and to own, lease or otherwise hold its properties and to transact the Business, except where the failure to possess any such right, privilege, franchise, Operating Permit or Environmental Permit would not be Materially adverse. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business or the ownership of its properties requires it to be so qualified, except to the extent the failure to be so qualified would not be Materially adverse. Schedule 4.1 hereto contains a true and complete list of all the Subsidiaries and all jurisdictions in which the Company and each of the Subsidiaries is qualified to do business as of the date hereof. There have been delivered or made available to Purchaser true, correct and complete copies of the articles or certificates of incorporation and bylaws, each as amended through the date hereof, and the stock certificate and transfer books and minute books for the Company and each of the Subsidiaries.

        4.2    [Intentionally Left Blank].

        4.3 Capital Stock and Ownership of Shares; Subsidiaries; Officers and Directors.

                (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding, and 1,000 shares of preferred stock, $1.00 par value, of which no shares are issued or outstanding. Seller is the beneficial and record owner of all of such shares of common stock, which constitute the Shares as defined herein. The Company is not authorized to issue any other class of capital stock. The Company holds no shares of capital stock in its treasury. No shares of the capital stock or any other securities issued by the Company have been issued in violation of any preemptive rights or any applicable securities or other Laws, and there are no existing options, warrants, rights, calls, puts, contracts, demands or commitments of any character relating to authorized but unissued shares of the Company's capital stock, to any of the Company's issued and outstanding capital stock or to any other securities issued or to be issued by the Company or which could require the issuance of capital stock by the Company. Except for this Agreement and except for the rights provided in the Company's Certificate of Incorporation and By-laws, there are no voting agreements, proxies, understandings or other arrangements, whether written or oral, which govern the voting of the Company's capital stock, the management of the Company or the sale or transfer of the Company's capital stock and there are no restrictions on the transfer of shares of the Company's capital stock. On the Closing Date, the Shares will be transferred to Purchaser free and clear of any and all Encumbrances and restrictions on transfer.

                (b) Schedule 4.3 sets forth the number, class and series of the shares of capital stock each Subsidiary is authorized to issue, the number of such shares issued and outstanding, and the par value thereof. All of such issued and outstanding shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on
        Schedule 4.3, the Company has good and marketable title to such shares, free and clear of all Encumbrances and transfer restrictions of any kind. None of the Subsidiaries is authorized to issue any other class of capital stock. None of the Subsidiaries holds shares of its capital stock in its treasury. No shares of the capital stock or any other securities issued by any of the Subsidiaries have been issued in violation of any preemptive rights or any applicable securities or other Laws, and there are no existing options, warrants, rights, calls, puts, contracts, demands or commitments of any character relating to authorized but unissued shares of such Subsidiary's capital stock, to any of such Subsidiary's issued and outstanding capital stock or to any other securities issued or to be issued by such Subsidiary or which could require the issuance of capital stock by any Subsidiary. Except as set forth in the respective charter documents and by-laws of the Subsidiaries, there are no voting agreements, understandings or arrangements, whether written or oral, which govern the voting of the capital stock of any Subsidiary, the management of any Subsidiary or the sale or transfer of the capital stock of any Subsidiary, and there are no existing restrictions on the transfer of shares of the capital stock of any Subsidiary, except as set forth on Schedule 4.3. Except as set forth on Schedule 4.3, neither the Company nor any Subsidiary owns any capital stock of, any equity in, or any other ownership or investment interest in, any corporation, limited liability company, partnership, joint venture or other business entity, other than a Subsidiary. Except as set forth on Schedule 4.3, none of the Company nor any of the Subsidiaries has any liability as a general partner of any partnership or as a party to any joint venture. Except as set forth on Schedule 4.3, since December 31, 1994, no corporation or other business entity has been acquired by, merged with or consolidated into the Company or any Subsidiary.

                (c) Schedule 4.3 sets forth a true, complete and correct list of all of the officers and directors of the Company and each Subsidiary.

        4.4 Validity of Contemplated Transactions, etc. Except as set forth on Schedule 4.4 and except for the Third Party Consents and for filings necessary to comply with the HSR Act and necessary to comply with a "reportable event" notice (within the meaning of Section 4043 of ERISA), neither the execution, delivery and performance of this Agreement or any of the Seller Documents nor the consummation of the transactions contemplated hereby violates, conflicts with, results in the breach or default of or gives rise to any right of termination, cancellation or acceleration under any term, condition or provision of, results in the imposition or creation of any Encumbrance or requires the consent or approval of or filing with any Person under (a) any Law or Environmental Law to which the Company or any Subsidiary is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to the Company or any Subsidiary, (c) the charter documents or bylaws of or any securities issued by the Company or any Subsidiary, or (d) any Substantial Contract, any Operating Permit or any Environmental Permit to which the Company or any Subsidiary is a party or by which any of them or their assets may otherwise be bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Company. Neither the Company nor any Subsidiary has received any notice of any objection by any Governmental Authority to the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

        4.5 No Third Party Options. Except as set forth on Schedule 4.5, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of the Company or any of the Subsidiaries or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of Inventory or for the sale of excess, obsolete or surplus assets not currently used in the Business.

        4.6    Intentionally Left Blank.

        4.7    Tax and Other Returns and Reports.

                (a) Filing of Tax Returns. Except as set forth on Schedule 4.7, each of the Company and the Subsidiaries (and any affiliated group of which the Company and any of the Subsidiaries is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and has paid the amount of Taxes shown to be due on such returns. To Seller's Knowledge, except for adjustments by Governmental Authorities, at the time they were filed and as of the date hereof, all such returns were and are complete and accurate in all Material respects, provided, however, that notwithstanding the foregoing, Seller makes no representations or warranties that the Company's tax basis in assets, its net operating losses, or its net operating loss carryovers and carrybacks, or any other tax attributes of the Company that carryover into the tax returns of the Company after the Closing Date, are complete and accurate. For purposes of this Section 4.7, the term "Company" shall be deemed to include any predecessor of the Company or any Subsidiary or any Persons from which the Company or any Subsidiary incurs a liability for Taxes as a result of transferee liability.
        Except as specified in Schedule 4.7, neither the Company nor any of the Subsidiaries nor any group of which the Company and/or any of the Subsidiaries is now or was a member, has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes.

                (b) Payment of Taxes. Except as set forth on Schedule 4.7, all Taxes, in respect of periods beginning before the Closing Date, have been paid, or an adequate reserve on the Unaudited Financial Statements has been established by the Company therefor, and the Company and the Subsidiaries do not have any liability for Taxes in excess of the amounts so paid or reserves so established. Since December 31, 1994, neither the Company nor any Subsidiary has paid any amounts to any Governmental Authority or to Seller or established a reserve on the Unaudited Financial Statements in excess of the amount of Taxes owed by the Company or such Subsidiary under applicable
        Law or the Tax-Sharing Agreement, except for any refund which is not in excess of $25,000 applied toward estimated tax or as set forth on
        Schedule 4.7.

                (c) Audit History. Schedule 4.7 sets forth all claims for deficiencies for Taxes including description, amount, and with respect to resolved claims, the resolution thereof, asserted by any Governmental Authority against the Company or any Subsidiary which remain unresolved as of the date hereof or were resolved since the date of the 1994 Audited Financial Statements. Except as set forth in Schedule 4.7, no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority, which deficiencies have not been paid. Except as set forth in Schedule 4.7, there are no pending or, to Seller's Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with one or more Governmental Authorities with respect to Taxes that will result in an obligation by the Company or any Subsidiary to pay additional Taxes which are Material and, to Seller's Knowledge, no Governmental Authority is asserting any claims for Taxes. Except as set forth in Schedule 4.7, neither the Company nor any Subsidiary has received any notice that any taxing authority intends to audit a return for any other period. Except as set forth in Schedule 4.7, no extension of a statute of limitations relating to Taxes is in effect with respect to the Company or any Subsidiary.

                (d) Affiliated Groups. Except as set forth on Schedule 4.7, the Company and the Subsidiaries have not been a member of any consolidated, combined or unitary group for federal, state, territorial, local or foreign Tax purposes other than the affiliated group of which Seller or one of its Affiliates is the parent corporation for any tax periods, which remain subject to assessment.

                (e) Joint Ventures, Etc. Except as set forth on Schedule 4.7, since January 1, 1989, the Company and each of the Subsidiaries is not and has not been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                (f) Section 341(f). Neither the Company nor any Subsidiary has consented to the application of Code Section 341(f).

                (g) Foreign Operations. Except as set forth on Schedule 4.7, since January 1, 1993, the Company and each Subsidiary has not had a permanent establishment in any foreign country and has not engaged in a trade or business in any foreign country.

                (h) Withholding Requirements. Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price.

                (i) Tax-Sharing Agreement. Schedule 4.7 summarizes the manner in which the tax-sharing arrangement under which Seller and the Company have been allocating Income and Property Taxes as such arrangement has been consistently applied since January 1, 1993 (the "Tax-Sharing Agreement") and sets forth an accounting of the amounts paid under the Tax-Sharing Agreement since January 1, 1995 (including credits used to reduce the amounts paid). Attached to Schedule 4.7 is a schedule setting forth (i) the amount of Seller's and the Company's liability for Taxes to the other under the Tax-Sharing Agreement as of December 31, 1994, and (ii) the amount of and a brief description of any adjustments to such amount since December 31, 1994. Except as specifically described on attached Schedule 4.7, the Company and Subsidiaries will not owe Seller under the Tax-Sharing Agreement or otherwise for any federal income Taxes or state income Taxes for which combined returns are filed attributable to operations of the Company and Subsidiaries since December 31, 1994.

                (j) Tax Balance Sheets. Attached to Schedule 4.7 are true and complete (as of the date of this Agreement) copies of the respective federal income tax balance sheets of each of the Company and the Subsidiaries as of December 31, 1994 setting forth (i) the tax basis of the Company's and the Subsidiaries' assets and liabilities which were used in the preparation of Seller's, the Company's and the Subsidiaries' federal and state income tax returns as originally filed for the tax period ending December 31, 1994 and (ii) the deferred tax workpapers reflecting the conversion of the book balance sheets of the Company and the Subsidiaries as of such date to such tax balance sheets. Except as described in Schedule 4.7, such returns have not been amended and Seller has no current intention to amend such returns or change the tax basis of any assets.

        4.8    Real Property.

               (a) Schedule 4.8 hereto contains a true and complete list as of December 1, 1995, of all Owned Real Property, all Leased Real Property (except Leased Real Property used exclusively for warehouse and storage purposes where the Company has no fixed payment obligation or contractual commitment to use such property for more than 60 days, but including all such Leased Real Property where the Company or any of the Subsidiaries has breached or defaulted under the lease for such Leased Real Property) and, to Seller's Knowledge, all Disposed Real Property. With respect to each property listed on
        Schedule 4.8, such schedule properly identifies whether it is Owned Real Property, Leased Real Property or Disposed Real Property. True and complete copies of all leases, including all amendments thereto, relating to any of the Leased Real Property have been delivered to Purchaser, which leases are either Substantial Contracts or have a remaining term of two years or more. Except as set forth on Schedule 4.8, no parcel of Owned Real Property encroaches upon any abutting property and no abutting property encroaches upon any parcel of Owned Real Property. The Company has good, valid and marketable fee simple title to each parcel of Owned Real Property, subject to no Encumbrance, except for (i) Permitted Encumbrances, (ii) liens set forth on Schedule
        4.8 attached hereto, and (iii) liens reflected in detail in the notes to the 1994 Audited Financial Statements. The leasehold interest of each parcel of Leased Real Property is held by the Company or a Subsidiary, subject to no Encumbrance, except for (i) Permitted Encumbrances, (ii) liens set forth on Schedule 4.8 attached hereto, and (iii) liens reflected in detail in the notes to the 1994 Audited Financial Statements.

                (b) Except as set forth on Schedule 4.8, to Seller's Knowledge, each of the other parties to the leases for the Leased Real Property is in compliance in all respects with all terms and conditions of such leases applicable to such party, except to the extent such non-compliance is not and will not be Materially adverse.

        4.9    Litigation.

               (a) Except for those matters set forth on Schedules 4.7, 4.9, 4.12 and/or 4.13 attached hereto, or as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.9, Section 4.11(a)(xi) or Section 4.14, no Action is pending or, to the Knowledge of Seller, threatened against, relating to or affecting: (i) the transactions contemplated by this Agreement; or (ii) the Company, any Subsidiary, any director, officer, Affiliate Controlled by Seller or employee thereof in his capacity as such, the Business, or the assets or properties of the Company or any of the Subsidiaries which is or is reasonably likely to be Materially adverse. Seller's disclosure with respect to workmens' compensation claims, consumer complaints, auto liability claims, general liability claims and product liability claims is as of the dates set forth with respect to such matters on such
        Schedule 4.9(a).

                (b)    Except for those matters set forth on Schedules 4.7, 4.9,
        4.12 or 4.13 attached hereto, neither the Company nor any of the Subsidiaries nor any of their respective existing officers, directors or employees, currently is or has been permanently or temporarily enjoined or prohibited by any order, judgment or decree of any Governmental Authority from engaging in or continuing any conduct or practice in connection with the Business.

        (c) Except for those matters set forth on Schedules 4.7, 4.9, 4.12, and/or 4.13 attached hereto or as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.9 or Section 4.14, there is not in existence any order, judgment or decree of any Governmental Authority, enjoining or prohibiting the Company or any Subsidiary from taking, or requiring the Company or any Subsidiary to take, any action of any kind or to which the Company, any Subsidiary or any of their properties or assets or the Business are subject or bound, except where the failure to comply with any such order, judgment or decree would not result in a Material adverse effect.

                (d) Neither the Company nor any Subsidiary is in default under any order, writ, injunction or decree of any Governmental Authority, except where the effect of such default is not and will not be Materially adverse.

                (e) Schedule 4.9 hereto contains a true and complete list and description as of December 1, 1995 of all product liability claims made or, to the Knowledge of Seller, threatened against the Company and the Subsidiaries, or any of them, which are pending or unresolved or which were made or threatened since December 31, 1994. Schedule 4.9 hereto lists, attaches or refers to all written communications received by Seller, the Company or any of the Subsidiaries from the United States Department of Agriculture ("USDA") or the Food and Drug Administration ("FDA") and any proceedings against the Company or any Subsidiary by the USDA or FDA pending or, to Seller's Knowledge, threatened, the subject matter of which has not been remedied in full and the failure to remedy would be Materially adverse with respect to the Company's or the Subsidiaries' respective products, facilities, or licenses or any of their respective processes or procedures, including, without limitation, any communications or proceedings relating to any actual or proposed recall or withdrawal of any product from the market.

        4.10    Insurance.

                (a) Schedule 4.10 sets forth as of December 1, 1995, a list of each insurance policy (including policies providing property, casualty, liability, product liability, workers' compensation, director and officer liability, and bond and surety arrangements and including the policy period for each) under which the Company or any Subsidiary, or any of them, is an insured, a named insured or otherwise a principal beneficiary of coverage, including, without limitation, policies which remain in effect and provide liability coverage for acts or events which previously occurred and all bonds and letters of credit whether provided by Seller or the Company or any Subsidiary. True and correct copies of each have been provided to Purchaser. Except as set forth on Schedule 4.10, the Company, Seller or applicable Subsidiary has paid or accrued all premiums and charges due with respect to such policies except for periodic adjustments to retrospectively rated insurance plans and premium taxes incurred in the ordinary course of business which in any event will not result in Material liability to the Company or any Subsidiary.

                (b) With respect to each such insurance policy, bond or letter of credit:

                       (i) except for policies that have expired under their terms in the ordinary course and are identified as such on
                Schedule 4.10, each such policy, bond or letter of credit is in full force and effect;

                      (ii) neither Seller, the Company nor any of the Subsidiaries is in breach or default of such policy, bond or letter of credit (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination or modification under the policy, bond or letter of credit except where such breach, default or termination is not and will not be Materially adverse;

                     (iii) no party to the policy, bond or letter of credit has repudiated, or given notice of an intent to repudiate, any provision thereof; and

                      (iv) to Seller's Knowledge, neither Seller nor the Company nor any Subsidiary has failed to present any claim or give any notice, or compromised or waived any benefits or coverage, under any insurance policy listed on attached Schedule 4.10, or otherwise released any insurer under any such policy of any liability for claims of coverage, of the Company or any Subsidiary, or their respective employees, property or assets with respect to acts or omissions, for which the liability of the Company and the Subsidiaries for all such claims and lost benefits is Material.

        4.11    Contracts and Commitments.

                (a) Schedule 4.11, together with respect to those matters described in Section 4.11(a)(xi) as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to Section 4.11(a)(xi), contains as of December 1, 1995, a complete and accurate list of each of the following written and to Seller's Knowledge oral contracts and agreements under which the Company or any of the Subsidiaries is a party or under which the Company, any of the Subsidiaries or any of their assets are bound (such contracts and agreements being herein referred to as "Substantial Contracts"):

                        (i) each contract and agreement for the purchase of livestock, meat products, processed meat products, spices, raw materials, packaging, supplies and similar property under the terms of which the Company or any Subsidiary: (A)(1) is required to pay or otherwise give consideration of $200,000 or more in the aggregate during calendar year 1995 or in any subsequent calendar year, or (2) is required to pay or otherwise give consideration of $1,000,000 or more in the aggregate over the remaining term of such contract, and (B) cannot be cancelled by the Company or such Subsidiary without penalty and without more than thirty (30) days' notice;

                        (ii) each contract and agreement for the sale of Inventory or for the furnishing of services by the Company or any Subsidiary pursuant to which the Company or such
                Subsidiary: (A)(1) is to receive consideration of $200,000 or more in the aggregate during calendar year 1995 or in any subsequent calendar year, or (2) is to receive consideration of $1,000,000 or more in the aggregate over the remaining term of such contract, and (B) which cannot be cancelled by the Company or such Subsidiary without penalty and without more than thirty (30) days' notice;

                        (iii) each employment agreement and other contract (including without limitation, severance agreements and arrangements) with employees, independent contractors, consultants or similar individuals or entities to which the Company or any of the Subsidiaries is a party or is bound and which requires or may require the payment of $100,000 or more per contract per year and cannot be cancelled without penalty and without more than ninety (90) days' notice;

                        (iv) each contract and agreement relating to Indebtedness of the Company or the Subsidiaries where the outstanding principal amount of such Indebtedness is $1,000,000 or more;

                        (v) all powers of attorney and all contracts and agreements with any Governmental Authority to which the Company or any of the Subsidiaries is a party, including without limitation, record retention agreements;

                        (vi) all contracts and agreements that limit or purport to limit the ability of the Company or any of the Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or to use, transfer or disclose any information obtained from or concerning any Person;

                        (vii) each contract and agreement between or among the Company or the Subsidiaries and Seller or any Affiliate of Seller which requires the payment of $100,000 or more per year, including without limitation contingent requirements under any guarantees, and which cannot be cancelled without penalty with less than ninety (90) days' notice;

                (viii) each hedging arrangement, futures contract and other derivative product which involves or exposes the Company or its Subsidiaries to liability of $200,000 or more or was entered into otherwise than in the ordinary course of business;

                        (ix) each lease for any parcel of Leased Real Property (A) which parcel is used for a production facility, or
                (B) under the terms of which lease, the Company or any
                Subsidiary: (1) (a) is required to pay or otherwise give or is to receive consideration of $200,000 or more in the aggregate during any calendar year after December 31, 1994, or (b) is required to pay or otherwise give or is to receive consideration of $1,000,000 or more in the aggregate over the remaining term of such lease, including all renewal terms, and (2) cannot cancel such lease without penalty and without more than thirty
                (30) days' notice;

                        (x)    all collective bargaining and labor agreements;

                        (xi) each contract or agreement pursuant to which the Company or any Subsidiary assumed or retained any Environmental Liabilities with respect to any Real Property or any Disposed Real Property; and

                        (xii) each other contract, lease and agreement to which the Company or a Subsidiary is a party or is bound: (A) which requires payment or performance by the Company or a Subsidiary in an amount or value in excess of (1)
                $200,000 during calendar year 1995 or in any subsequent calendar year or (2) $1,000,000 in the aggregate over the remaining term of such contract or agreement and (B) which cannot be cancelled by the Company or the Subsidiary without penalty with less than ninety (90) days' notice and without payment under such contract or agreement in excess of $200,000 during the required notice period.

                (b)    Except as disclosed in Schedule 4.11, each Substantial
        Contract:

                        (i) is valid and binding on and enforceable against the Company or the Subsidiaries, as the case may be, and, to Seller's Knowledge, on the other respective parties thereto and to Seller's Knowledge, is in full force and effect; and

                       (ii) to Seller's Knowledge, no other party to any Substantial Contract is in breach thereof or default thereunder, and no event or action has occurred, is pending or threatened which after the giving of notice, or the lapse of any applicable grace period, or both, will constitute or result in a breach or default by such other party of any Substantial Contract, except for such breaches or defaults which are not and will not be Materially adverse.

                (c) A true and complete copy of each written Substantial Contract and a true and complete description, to Seller's Knowledge, of each oral Substantial Contract, including copies or descriptions of each amendment, modification, consent or waiver thereto, have been delivered to Purchaser.

                (d) Neither the Company nor any Subsidiary is a party to any hedging or similar contract, except as described in Schedule 4.11 and those contracts entered into in the normal and ordinary course for the purpose of hedging the price of livestock purchase commitments of the Company and/or any Subsidiary.

        4.12 Labor Matters. Schedule 4.12 is as of December 1, 1995, a correct and complete list of all written and to Seller's Knowledge, oral collective bargaining agreements, employee handbooks, employment agreements, separation and severance agreements (with respect to which the Company or any Subsidiary has Material liability for future payments under any such agreement), plant closing agreements, severance pay plans (other than any Employee Plans) and employee policies and plans, to which the Company or any of the Subsidiaries is a party or by which any of them is bound regarding their respective employees, former employees or indepen-dent contractors. True, correct and complete copies (or descriptions, with respect to oral agreements, policies and plans), of all such agreements, handbooks, policies and plans have been delivered to Purchaser. True and correct copies of financial information regarding liability of the Company or any Subsidiary related to any of their respective obligations under such agreements, policies and plans, together with any actuarial statements respecting such liabilities, have been delivered to Purchaser. Except as set forth on Schedule 4.12, the Company and the Subsidiaries have complied, in all Material respects, with their respective obligations related to, and none of them is in Material default under, any such agreement, handbook, policy or plan. Except as set forth on Schedule 4.12, the Company and the Subsidiaries are in Material compliance with all Laws respecting employment or termination of employment, employment policies, plans, practices, terms and conditions of employment, including, without limitation, those affected by or respecting civil rights, minimum wages, overtime, child labor, government contracting, employee safety or health, immigration matters, wrongful termination, employee leave, affirmative action or rights respecting concerted activity. Except as set forth on Schedule 4.12:

                (a) There is no unfair labor practice charge or complaint against Seller, the Company or any of the Subsidiaries pending or, to Seller's Knowledge, threatened or asserted before the National Labor Relations Board which if determined adverse to the Company or any Subsidiary could result in Material liability or otherwise be Materially adverse to the Company, any Subsidiary or the Business;

                (b) There are no pending or, to the Knowledge of Seller, threatened, labor strikes, requests for representation, work stoppages, slowdowns or lockouts at any facility of the Company or any Subsidiary;

                (c) There is no representation, claim or petition pending before the National Labor Relations Board respecting the employees of the Company or any of the Subsidiaries nor, to the Knowledge of Seller, are there any asserted or pending demands for recognition or any organizational efforts on behalf of the employees of the Company or any Subsidiary;

                (d) As of December 1, 1995, no grievance arising out of any collective bargaining agreement to which the Company or any Subsidiary is a party is pending or, to the Knowledge of Seller, has been asserted or threatened;

                (e) As of December 1, 1995, no arbitration proceeding arising out of any collective bargaining agreement to which the Company or any Subsidiary is a party is pending or, to the Knowledge of Seller, has been asserted or threatened;

                (f) To Seller's Knowledge, the pending grievances and arbitration proceedings arising out of any collective bargaining agreement to which the Company or any Subsidiary is a party will not result, in Material liability to the Company and the Subsidiaries and, to Seller's Knowledge, there are no such grievances or proceedings threatened which will result in such liability;

                (g) No charges with respect to or relating to the Company or any Subsidiary are pending or, to Seller's Knowledge, asserted or threatened, before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices;

                (h) No Actions relating to employment, loss of employment, refusal to hire or rehire with the Company or any Subsidiary are pending and, to Seller's Knowledge, no such Actions have been asserted or threatened, which Actions if determined adversely to the Company or any Subsidiary could result in Material liability or otherwise be Materially adverse;

                (i) Neither Seller, the Company nor any Subsidiary has received notice, either written or to Seller's Knowledge, oral, from any Governmental Authority responsible for the enforcement of labor or employment regulations to challenge any policy, practice or terms or condition of employment or to conduct an investigation of, or relating to, the Company or any Subsidiary which will result in Material liability to the Company and the Subsidiaries, and to Seller's Knowledge, no such Governmental Authority intends to conduct such investigation and no such investigation is in progress;

                (j) Neither the Company nor any Subsidiary (A) provides any medical or life insurance benefits to retired or other former employees of the Company or any Subsidiary, (B) is subject to any asserted or, to Seller's Knowledge, threatened claims alleging a denial of benefits alleged to be due to such retired or other former employee, or (C) has, except as provided on Schedule 4.12, agreed or is otherwise required to provide such benefits to current employees of the Company or any Subsidiary upon their retirement or other termination of employment and, with respect to such benefits disclosed on Schedule 4.12, except as described in the documents identified on Schedule 4.12 relating to such benefits (and assuming no commitment is made by the Company after the Closing with respect thereto), the Company is under no legal impediment, as interpreted under existing law, to terminate such benefits for all such retired and other former employees at any time in the future and will incur no liability for such benefits as a result of such a termination;

                (k) To Seller's Knowledge, the Company and each of the Subsidiaries is in compliance with OSHA and all other Laws regulating or otherwise affecting health and safety of the workplace, except to the extent such noncompliance would not be Materially adverse;

                (l) Since December 31, 1994, neither the Company nor any Subsidiary has had any Material adverse change in its contribution rate in any state unemployment compensation fund respecting the Company or any Subsidiary, and no such fund has a negative balance, and since December 31, 1994, neither the Company nor any Subsidiary has experienced any Material adverse change in connection with any of their respective workers' compensation insurance plans; and

                (m) The Company and each Subsidiary is in compliance in all Material respects with the immigration and naturalization Laws relating to the employment of Persons not citizens of the United States and all other Laws relating to wages, bonuses, collective bargaining and equal pay, and no Actions with respect thereto are pending or, to Seller's Knowledge, asserted or threatened.

        4.13    Employee Benefit Plans and Arrangements.

                (a) Schedule 4.13 contains as of December 1, 1995 a true and complete list of each Employee Plan currently maintained by Seller, the Company and/or any Subsidiary or contributed to or required to be contributed to by Seller, the Company and/or any Subsidiary for the benefit of the employees or former employees (including beneficiaries of employees or former employees) of the Company and/or any Subsidiary, including without limitation, each Pension Plan and Qualified Plan (collectively, the "Company Plans" and individually a "Company Plan"). True, current, and complete copies of such Company Plans, all amendments and written interpretations of such plans, if any, lists of the plan assets as of December 31, 1994 allocated to each such plan ("Plan Assets"), and to the extent applicable and in the possession of Seller, the Company, the Subsidiaries or any of their agents, but not including any unions, copies of the most recent of the following have been furnished to Purchaser: (i) favorable determination letter of the IRS and any outstanding request for a determination letter; (ii) IRS Form 5500 or 5500-C/R and Schedule B to IRS Form 5500 (including any related actuarial valuation report) with respect to the latest plan year of each Company Plan subject to Section 412 of the Code, and (iii) any summary plan description.

                (b) Except as set forth on Schedule 4.13, neither Seller, the Company nor any Subsidiary has breached any obligation required to be performed by them under any Company

        Plan except where the failure to so perform or comply would not be Materially adverse.

                (c) Except as set forth on Schedule 4.13, no Employee Plan Events exist with respect to any Company Plans which are or will be Materially adverse. Except as set forth on Schedule 4.13, neither Seller, the Company nor any Subsidiary has engaged in any transaction which has given rise to any liability under Section 4069 or 4212(c) of ERISA or has any liability to the PBGC other than liability for premium payments which may hereinafter become due.

                (d) Except as disclosed on Schedule 4.13, each Company Plan and any trust or other funding vehicle related to such plan has been administered and operated in all Material respects in compliance with all applicable Laws, including, where applicable, ERISA and the Code, including, but not limited to, the preparation and filing of all required reports and returns with respect to such plan, the submission of such reports and returns to the appropriate governmental authorities, the timing, preparation, and distribution of all required employee communications (including, without limitation, any notice of plan amendments which is required prior to the effectiveness of such amendments), and the proper and timely disposition of all benefit claims.

                (e) Neither Seller nor Company nor any of its Subsidiaries has received notice of, nor to Seller's Knowledge has a Qualified Plan of Company or its Subsidiaries been operated or administered in a manner that would cause the failure of any Qualified Plan which is a Company Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming a part of any such Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, or which might adversely affect the qualification of any Company Plan which is intended to be a "qualified plan" as described in Section 401(a) of the Code (or for which a timely application for such determination has been submitted to the IRS).

                (f) Each Company Plan which is an employee pension benefit plan or pension plan as described in Section 3(1) of ERISA which has been terminated, has been terminated in compliance with the terms of the plan and applicable Laws and not in a manner which has resulted or will result in any liability of the Company or any Subsidiary to the PBGC or any other party. No liability arising from the termination of any such plan under ERISA or otherwise has been, or may reasonably be expected to be, incurred by the Company or any Subsidiary with respect to any such plan.

                (g)    There is no accumulated funding deficiency, as defined in
        Section 302 of ERISA or Section 412 of the Code with respect to any Company Plan that is a defined benefit plan as described in Section 3(35) of ERISA and no Encumbrance has been imposed on any assets of the Company or any Subsidiary pursuant to Sections 401(a)(29) or 412(n) of the Code.

                (h) With respect to each Company Multiemployer Plan that is described in Section 4001(a)(3) of ERISA, there is, to Seller's Knowledge, no accumulated funding deficiency, except as set forth on
        Schedule 4.13. Except as set forth on Schedule 4.13, no withdrawal by Seller or Company or any Subsidiary, complete or partial, within the meaning of Title IV of ERISA, has occurred with respect to such Company Multiemployer Plan, which has created, or which may create, a Material liability for Seller or the Company or any Subsidiary.

                (i) Seller, the Company or a Subsidiary has made all contributions required under Section 412(m) of the Code to each Company Plan, and has made, or will make, prior to the Closing Date, all payments and contributions (including insurance premiums) due and payable as of the Closing Date, to each Company Plan, as required under such section and the terms of such plan.

                (j) With respect to each Company Plan that is subject to Title IV of ERISA, as of the Closing Date, neither the present value of all benefit liabilities, as defined in Section 4001(a)(16) of ERISA, nor the projected benefit obligation for such plan under FASB 87, exceed the fair market value of the plan's assets, except for the John Morrell & Co. Hourly Employees Pension Plan and except as set forth in Schedule 4.13.

                (k) With respect to all affected Company Plans and related trusts or other funding vehicles, to Seller's Knowledge, no "prohibited transactions", as described in Section 406 of ERISA, have occurred which are likely to subject any such plan, trust or other funding vehicle, or party dealing with such plan, trust, or related funding vehicle, to any tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code, except such taxes and penalties which are not Materially adverse, and, to Seller's Knowledge, the consummation of the transaction contemplated by this Agreement will not constitute a prohibited transaction.

                (l) As of December 1, 1995, there are no Actions (other than routine claims for benefits by employees, former employees, beneficiaries, alternate payees, or dependents arising in the normal course of operations of any Company Plan) pending, or to Seller's Knowledge, threatened, with respect to any Company Plan, or against any fiduciary or sponsor of such plan with respect to their duties under such plan or with respect to the assets of any trust or other funding vehicle under such plan, except as disclosed on Schedule 4.13.

                (m) Except as set forth on Schedule 4.13, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary; neither Seller, the Company nor any Subsidiary has made any commitment to the employees or former employees of the Company or any Subsidiary, or their beneficiaries under which they, or any of them, would be obligated to provide any benefit or payment which is not adequately funded through a trust or otherwise.

                (n) Each Company Plan which is a group health plan maintained, sponsored, established or contributed to, by Seller, the Company, or any Subsidiary has at all times been in compliance with the requirements contained in Sections 601 through 609 of ERISA, Sections 104, 105, 106, and 4980B of the Code, and Section 1862(b) of the Social Security Act, except to the extent such noncompliance is not and will not be Materially adverse.

                (o) Except as set forth on Schedule 4.13, since December 31, 1994, neither Seller, the Company nor any Subsidiary has directed or otherwise caused the trustee of any Company Plan to sell or transfer any Plan Assets in violation of the terms of the Company Plan or the fiduciary duties of such trustee.

        4.14    Environmental Matters.

                (a) To Seller's Knowledge, Schedule 4.14 lists all Environmental Permits presently held by the Company or any Subsidiary. Except as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.14, to Seller's Knowledge, the Company and the Subsidiaries currently hold all Environmental Permits necessary or proper for the conduct of the Business where the failure to have and maintain such Environmental Permits would be Materially adverse, and all such Environmental Permits are in full force and effect. Except as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.14, to Seller's Knowledge, neither Seller, the Company nor any Subsidiary has received any written notice from any Governmental Authority revoking, cancelling, rescinding, Materially and adversely modifying or refusing to renew any Environmental Permit or providing written notice of violations under any Environmental

        Law or any Environmental Permit, which revocation, cancellation, rescission, modification or refusal to renew remains in effect or which violation has not been remedied in full. Except as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements, to Seller's Knowledge, the Company and each Subsidiary presently is in all Material respects in compliance with the Environmental Permits and the requirements of the Environmental Permits.

                (b) Except as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.14:

                        (i) to Seller's Knowledge, since December 31, 1994, no Hazardous Substances have been Released from any Real Property and no Hazardous Substances have been generated, used, handled or stored on, or transported to or from, any Real Property, except in Material compliance with all applicable Environmental Laws;

                        (ii) to Seller's Knowledge, since December 31, 1994, the Company and the Subsidiaries have disposed of all Hazardous Substances in Material compliance with all applicable Environmental Laws and Environmental Permits;

                        (iii) to Seller's Knowledge, since December 31, 1994, the Company and the Subsidiaries have complied, in all Material respects, with all Environmental Laws;

                        (iv) there are no pending or, to Seller's Knowledge, threatened Environmental Claims against the Company or any Subsidiary or any Real Property;

                        (v) to Seller's Knowledge, there are no pending or threatened Environmental Claims against the Disposed Real Property or any owner or operator thereof which relate to events which occurred or conditions which arose prior to the disposition of such Disposed Real Property by the Company or a Subsidiary, as the case may be.

                (c) Schedule 4.14 contains a complete list of all environmental audit reports which have been provided to Purchaser.
        True and complete copies of all such reports have been provided to Purchaser. Such reports describe certain environmental conditions and practices at or on the Real Property to which such reports relate. Notwithstanding any other provisions of this Agreement to the contrary, it is expressly understood and agreed by the parties that the Company makes no representations or warranties with respect to any of the matters addressed in such reports including, without limitation, the legal compliance status of any such matters. To Seller's Knowledge, there are no other environ-mental audit reports in the possession of Seller or the Company, or any agent or representative thereof, related to any Real Property or Disposed Real Property.

                (d) Except as disclosed in Schedule 4.14 or as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labelled as responsive to this subparagraph (d), to Seller's Knowledge, (i) there are not currently any USTs located on any Real Property and (ii) no USTs were located on Disposed Real Property at the time of disposal.

        4.15 Compliance With Laws; Operating Permits, etc. Except as set forth on Schedules 4.7, 4.12, 4.13 or 4.15 hereof, or as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.15 or Section 4.14, to Seller's Knowledge, neither the Company nor any Subsidiary is in violation of any Laws, except for violations, if any, which do not, and are not reasonably likely to be Materially adverse. Except as disclosed in Schedule 4.15, to Seller's Knowledge, the Company and the Subsidiaries currently hold all Operating Permits necessary for the conduct of the Business and all such Operating Permits are in full force and effect. Except as disclosed in Schedule 4.15, or as disclosed in writing to counsel for Purchaser pursuant to the terms of the Confidentiality Agreements and labeled as responsive to this Section 4.15 or Section 4.14, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority revoking, cancelling, rescinding, Materially and adversely modifying or refusing to renew any Operating Permit, or providing written notice of violations under any Law. Except as disclosed in Schedule 4.15, to Seller's Knowledge, the Company and the Subsidiaries are each in all Material respects in compliance with all their Operating Permits.

        4.16    Intellectual Property.

                (a) Schedule 4.16 sets forth a true and complete list and a brief description of all Owned Intellectual Property, including, without limitation, all Company Names, but exclusive of trade secrets, know-how, trade dress, trade names, unpatentable or unpatented inventions and corporate names not susceptible to recitation in such Schedule. Neither the Company nor any Subsidiary has any Licensed Intellectual Property. Except as otherwise described in Schedule 4.16, in each case where a registration or application for registration listed in Schedule 4.16 is held by assignment, the assignment has been duly recorded. Except as disclosed in Schedule 4.16, to Seller's Knowledge, the rights of the Company and/or any Subsidiary in or to such Intellectual Property do not conflict with or infringe on the rights of any other Person where the effect of such infringement is, or would reasonably likely be,

        Materially adverse. Neither Seller nor the Company nor any Subsidiary has at any time received any claim or notice of any infringement from any Person which remains unresolved. To Seller's Knowledge, no such claim has been threatened, orally or in writing.

                (b)    Except as disclosed in Schedule 4.16:

                        (i) all the Owned Intellectual Property is owned by the Company or the Subsidiaries free and clear of all Encumbrances, except Permitted Encumbrances; and

                        (ii) no Actions are pending (nor, to Seller's Knowledge, have been threatened) against the Company or the Subsidiaries either (A) based upon, or challenging, or seeking to deny or restrict, the use by the Company or any Subsidiary of any of their respective Intellectual Property, or (B) alleging that any services provided or products sold by the Company or the Subsidiaries are being provided or sold in violation of any patents, trademarks, trade names, copyrights or other intellectual property rights of any Person. To Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, trade names or trade secrets that infringe upon the Intellectual Property or upon the rights of the Company and the Subsidiaries therein. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or any of the rights of the Company or any Subsidiary in any of the Licensed Intellectual Property.

                (c) The Intellectual Property described in Schedule 4.16, together with the trade secrets, know-how, trade dress, trade names, patentable or unpatentable inventions and corporate names not susceptible to recitation in such Schedule, constitutes all the Material Intellectual Property used or held by the Company or any Subsidiary in the conduct of the Business and there are no other items of Intellectual Property which are Material to the existing operations of the Company, the Subsidiaries or the Business.

        4.17 Accounts; Lockboxes; Safe Deposit Boxes. Schedule 4.17 is a true and complete list of:


                (a) The names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any of the Subsidiaries has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto;

                (b) The location of all lockboxes and safe deposit boxes of the Company or the Subsidiaries and the names of all Persons authorized to draw thereon or have access thereto; and

                (c) The names of all Persons, if any, holding powers of attorney from the Company or the Subsidiaries.

        4.18 Conduct of Business Since December 31, 1994. Except as disclosed on Schedule 4.18, since December 31, 1994 (except as otherwise specified), the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course, and, except as contemplated by this Agreement, there has not been any:

                (a) Events which are Materially adverse to the Company and the Subsidiaries;

                (b) Sale, assignment, transfer, mortgage, pledge or lease of any assets of the Company or any Subsidiary, except sales of Inventory in the ordinary course of business, sales of excess, obsolete or surplus assets not used in the Business, and sales of other fixed assets, aggregating for all such other fixed asset sales book value of less than $100,000;

                (c) Issuance, sale or other disposition by the Company or any Subsidiary of any stock, stock options, bonds, notes or other securities of such corporation, and neither Seller, the Company nor any Subsidiary has entered into any agreement or otherwise become bound to do any of the foregoing;

                (d) Payment of a cash dividend, redemption of stock or other similar distribution by the Company, and the Company has not declared any dividend or agreed to redeem any stock or make any other such distributions;

                (e) Increase in the rates of direct compensation payable or to become payable by the Company or any Subsidiary to any officer, employee, agent or consultant, other than routine increases made in the ordinary course of business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at December 31, 1994, except as required by existing agreements or applicable law, all of which are listed in attached Schedules 4.11, 4.12 or 4.13 and except for the payment of 1995 bonuses which in the aggregate did not exceed $1,900,000;

                (f) Damage, destruction or loss affecting the properties or assets of the Company or any Subsidiary or the Business having an effect which is Materially adverse;

                (g) Indebtedness with a principal amount of $1,000,000 or more or other obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, incurred by the Company or any Subsidiaries, except current liabilities accrued in the ordinary course of business, none of which is Materially adverse;

                (h) Except as disclosed on Schedule 4.7 with respect to Taxes, cancellation or compromise of, or agreement to cancel or compromise, any debt or claim of the Company or any Subsidiary (including, without limitation, any Tax Claim), or waiver or release, or agreement to waive or release, any right of Material value relating to the assets or properties of the Company or the Subsidiaries or the Business, other than any cancellation or compromise of Taxes which would result in a payment by the Company or the Subsidiaries of less than $50,000;

                (i) Transfer or grant, or agreement to transfer or grant, any rights under, or entrance into or agreement to enter into, any settlement regarding the breach or infringement of any Intellectual Property of the Company or any Subsidiary, or modification or agreement to modify any existing rights with respect thereto other than in the ordinary course of business;

                (j) Forward purchase commitments by the Company or any Subsidiary in excess of the requirements of the Business for normal operating inventories of quantity and quality consistent with past practices, or at prices higher than current market prices;

                (k) Write-down or write-up of the value of any Inventory, plants, property, equipment or intangibles of the Company or any Subsidiary;

                (l) Change in the accounting methods or practices, including, without limitation, changes in methods of accounting followed by the Company or any Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted by the Company or any Subsidiary;

                (m) Material adverse change in the assets, properties, liabilities or financial condition or business of the Company, not including ordinary wear and tear, sales in the ordinary course of business and depreciation, provided, however, that notwithstanding the foregoing, Seller makes no representation or warranty that the Company's tax basis in assets, its net operating losses, or its net operating loss carryover and carrybacks or other tax attributes have not changed since December 31, 1994;

                (n) Since December 1, 1995, change in the advertising and promotional activities, and pricing and purchasing policies of the Company and the Subsidiaries;

                (o) Since December 1, 1995, discontinuance or material modification of any policies or binders of insurance maintained in respect of the Company, each Subsidiary and the Business, or failure to present any claims or provide any notices with respect thereto;

                (p) Since December 1, 1995, failure to exercise any rights of renewal pursuant to the terms of any lease disclosed on Schedule 4.11;

                (q) Except for contract and agreements listed on Schedule 4.11, since December 1, 1995, contract or agreement of the Company or any Subsidiary not in the ordinary course of business or any contract or agreement which would, if entered into prior to December 1, 1995, have been classified as a Substantial Contract, or any act or omission to do any act, which would cause a Material breach of any Substantial Contract of the Company or any Subsidiary; or change, amendment or termination or other modification of any Substantial Contract of the Company or any Subsidiary, other than such change, amendment or termination in the normal and ordinary course of the Business and which would not have a Material adverse effect;

                (r) Since December 1, 1995, collective bargaining agreement, employment agreement, separation agreement, severance agreement, plant closing agreement, severance pay agreement or Employee Plan entered into by the Company or any Subsidiary;

                (s) Since December 1, 1995, except as set forth on Schedule 4.9, action pending or to the knowledge of Seller, threatened with respect to workmens' compensation claims, consumer complaints, auto liability claims, general liability claims and product liability claims against the Company which if determined adversely would have a Materially adverse affect on the Company or its Subsidiaries;

                (t) Since December 1, 1995, except as set forth on Schedule 4.12, arbitration proceeding arising out of any collective bargaining agreement to which the Company or any Subsidiary is a party is pending or to the Knowledge of Seller, is threatened or asserted, which if determined adversely to the Company or a Subsidiary would be Materially adverse; or

                (u) Since December 1, 1995, actions pending or to Seller's Knowledge, threatened with respect to any Company Plan or against any fiduciary or sponsor of such plan with respect to their duties under such plan or with respect to the assets of any trust or funding vehicle under such plan which would be Materially adverse to Company or a Subsidiary.

        4.19 Affiliate Transactions. Except as set forth on Schedule 4.19 and for Substantial Contracts, there is no agreement or other arrangement between Seller, on the one hand, and the Company and/or any Subsidiary, on the other, which is not on commercially reasonable terms.

        4.20 Payments. To Seller's Knowledge, neither Seller, the Company nor any of the Subsidiaries nor any of their respective officers, directors, employees or agents, has, directly or indirectly, given or made, or agreed to give or make, any illegal political contributions or any illegal commission, payment, gratuity, gift, or similar benefit, in each case on behalf of the Company or any Subsidiary, to any candidate, government official, customer, supplier or other person (foreign or domestic) who is in or may be in a position to help or hinder the business of the Company and/or any Subsidiary or to assist the Company and/or any Subsidiary with any actual or proposed transaction.

        4.21    Tangible Personal Property.

                (a) To Seller's Knowledge, all of the tangible personal property owned or leased by the Company and the Subsidiaries is currently in the possession of the Company and the Subsidiaries.

                (b) Except for leased property, the Company or the Subsidiaries have good and marketable title to all tangible personal property used in the conduct of the Business, free and clear of all Encumbrances, except for:

                        (i)    Permitted Encumbrances; and

                        (ii) liens set forth in Schedule 4.21 hereto as of the dates identified on Schedule 4.21, and other liens since such dates created in the ordinary course, which will not have a Materially adverse affect.

                (c) To the Knowledge of Seller, the inventory of maintenance spare parts of the Company and the Subsidiaries are adequate in all Material respects for the operation of the Business in the ordinary course and consistent with past practices.

        4.22 Products. To the Knowledge of Seller, no deficiency or inadequacy exists in the manufacturing or formulation of any of the Company's products which is reasonably likely to give rise to any general failure of products manufactured or marketed by the Company and its Subsidiaries or result in any claims against the Company or any Subsidiary.

        4.23 Customers and Vendors. Except as set forth on Schedule 4.23, to Seller's Knowledge, neither Seller, the Company nor any Subsidiary has received any notice, oral or written, that any of the suppliers, customers or distributors of the Company and/or any of the Subsidiaries will not continue to be suppliers, customers or distributors of the Company or the Subsidiaries, as the case may be, after Closing except to the extent such discontinuance would not be Materially adverse. Solely for purposes of this Section 4.23, "Materially" shall refer to matters with an economic effect of $1,000,000 or more individually.

        4.24 Absence of Undisclosed Liabilities. To the best of Seller's Knowledge, there are no Material Liabilities or Material Environmental Liabilities, including, without limitation, any Material Tax liabilities due or to become due, of or relating to the Business or the assets or properties of the Company or any Subsidiary, except for: (i) the liabilities and obligations disclosed on the Disclosure Schedules or reflected or reserved for on the Audited Financial Statements; (ii) liabilities or obligations incurred in the normal and ordinary course of the Business since the date of the Audited Financial Statements as permitted under Section 4.18 hereof; or (iii) matters set forth on Schedule 4.24; provided, however, that notwithstanding the foregoing, Seller makes no representation or warranty that the Company's tax basis in assets, its net operating losses or its net operating loss carryover and carrybacks or other tax attributes of the Company as of the Closing Date will not change after the Closing Date, as a result of a tax audit or otherwise.

        4.25 Schedules. To Seller's Knowledge, the Disclosure Schedules are true and complete as of the date of this Agreement (except to the extent they specifically refer to an earlier date). Seller represents and warrants that it has required each of the employees listed on Schedule 1.1(b) to conduct Reasonable Inquiry. For purposes hereof, "Reasonable Inquiry" shall mean that each of such employees has been provided with and asked to review those portions of this Agreement and the Schedules hereto relevant to such person as set forth on Schedule 1.1(b), and has inquired of such employees and agents of Seller, the Company or any Subsidiary, if any, and reviewed such documents in the possession of Seller, the Company, the Subsidiaries or any of their agents, if any, as such employee in good faith deems appropriate, given such person's area of responsibility as identified on Schedule 1.1(b), in order to respond to the best of such employee's knowledge that the warranties and representations of Seller included in such relevant portions of this Agreement are true, correct and complete.


                                   ARTICLE 5
                                   ---------

               REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
                         AND CERTAIN FINANCIAL MATTERS
                         -----------------------------

         Seller hereby represents and warrants to Purchaser as follows:



        5.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it owns or leases properties and where the conduct of its business requires it to be so qualified, except to the extent the failure to be so qualified would not have a material adverse effect on Seller or its business or assets.

        5.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the Seller Documents will be, duly executed and delivered by Seller, and this Agreement constitutes, and the Seller Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

        5.3 Validity of Contemplated Transactions, etc. Except for filings necessary to comply with the HSR Act and necessary to comply with a "reportable event" notice (within the meaning of Section 4043 of ERISA), neither the execution, delivery and performance of this Agreement or the Seller Documents by Seller nor the consummation of the transactions contemplated hereby or thereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other person under, (a) any existing Law or Environmental Law to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to Seller, (c) the charter documents or Bylaws of or any securities issued by Seller, or (d) any material mortgage, indenture, agreement, contract or commitment to which Seller is a party or by which Seller is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement and the Seller Documents by Seller.

        5.4 Title to Shares. Seller shall deliver to Purchaser at the Closing, good and marketable title to the Shares, free and clear of any and all Encumbrances and transfer restrictions of any kind. The Shares have been duly and validly issued, are fully paid and nonassessable, and Seller has and will at Closing have good and marketable title to such Shares, free and clear of all Encumbrances and transfer restrictions of any kind.

        5.5 Litigation. Seller is not a party to or subject to any Action, judgment, order, writ, injunction, decree or award before any Governmental Authority, nor are any such Actions pending or to the Knowledge of Seller, threatened which, if adversely determined, would prevent the consummation of the transactions contemplated hereby.

        5.6 FIRPTA. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

        5.7 Disclaimer of Disclosure. Seller does not make, and has not made, any representation or warranty relating to Seller, the Company or the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein or in the Seller Documents which are made by Seller. It is understood that any cost estimates, projections or other predictions, or any other data not included herein are not and shall not be deemed to be or to include representations or warranties of Seller. Except as set forth herein or in the Seller Documents, no person has been authorized by Seller to make any representation or warranty relating to Seller, the Company, the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.

        5.8    Financial Information.

                (a) The Company has delivered to Purchaser true and complete copies of (i) the consolidated balance sheets of the Company for the fiscal years ended on or about December 31 in the years 1990, 1991, 1992, 1993 and 1994; and (ii) the related statements of income, cash flow and shareholder's equity for the fiscal years then ended, audited by the Company's Accountants (the "Audited Financial Statements"). The Company has delivered to Purchaser true and complete copies of all management letters issued by Company's Accountants since December 31, 1990. Except as set forth on Schedule 5.8, the Audited Financial Statements, including the related notes, fairly present, in all Material respects, the consolidated financial position of the Company and the Subsidiaries at the dates indicated and the consolidated results of operations, cash flows and shareholder's equity of the Company and the Subsidiaries for the periods then ended, in conformity with GAAP, consistently applied throughout all periods except as specifically stated in the Audited Financial Statements or the notes thereto. Except as set forth on Schedule 5.8, to Seller's Knowledge, subject to the use of estimates, assumptions and judgments by the Company which Seller warrants are reasonable, the Audited Financial Statements are true and correct in all Material respects.

                (b) The Company has delivered to Purchaser unaudited consolidated balance sheets and unaudited statements of income and cash flows of the Company for the months ended January through November of 1995 (the "Unaudited Financial Statements"). Except as set forth on
        Schedule 5.8, the Unaudited Financial Statements have been prepared in accordance with the Company's interim accounting practices as in effect for the previous fiscal year and fairly present, in all Material respects, the financial position and results of operations of the Company and the Subsidiaries as of the dates and for the periods covered thereby, and, to Seller's Knowledge, subject to the use of estimates, assumptions and judgments by the Company which Seller warrants are reasonable, the Unaudited Financial Statements are true and correct in all Material respects.

        5.9 Investment Purpose. Seller is acquiring the Purchaser's Shares for investment only and not with a view to resale or other disposition. Seller acknowledges that the Purchaser's Shares are not registered under the securities laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such laws. Seller covenants and agrees that it will not offer, sell or otherwise transfer the Purchaser's Shares unless and until the Purchaser's Shares or the offer, sale or transfer thereof are registered pursuant to the securities laws of all applicable jurisdictions, or unless the Purchaser's Shares are otherwise exempt from registration thereunder. Seller has acquired the Purchaser's Shares for its own account and not for the account of others and not with a view to the distribution of the Purchaser's Shares and has no present intention of reselling or dividing the Purchaser's Shares, except as may be permitted by the terms of the Registration Rights Agreement. All certificates for the Purchaser's Shares shall contain or otherwise be imprinted with a legend in substantially the following form:

        The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or otherwise transferred except as may be permitted by the Registration Rights Agreement and in compliance with said act and applicable state securities laws.

                                  ARTICLE 6
                                  ---------

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

        Purchaser represents and warrants to Seller and the Company as follows:


        6.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in Virginia, which is the only jurisdiction where it owns or leases properties and where the conduct of its business requires it to be so qualified, except to the extent the failure to be so qualified would not have a material adverse effect.

        6.2 Capitalization. The authorized capital stock of Purchaser consists of (i) 25,000,000 shares of Common Stock, 16,437,526 of which were issued and outstanding on December 19, 1995, and (ii) 1,000,000 shares of preferred stock, $1.00 par value, of which 1,000 shares of Series B 6 3/4% cumulative convertible redeemable preferred stock and 2,000 shares of Series C
6 3/4% cumulative convertible preferred stock were issued and outstanding on December 19, 1995. All issued and outstanding shares of Purchaser's Common Stock have been duly and validly issued and are fully paid and non-assessable and free of any claim of preemptive rights. Each share of Purchaser's Common Stock has one Right (as described on Schedule 6.2) attached to it. Except as disclosed on Schedule 6.2 attached hereto, there are no outstanding rights granted by Purchaser to purchase or receive, or options, warrants, puts, calls, contracts, commitments or demands of any character granted by Purchaser relating to the Purchaser's Shares.

        6.3 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the Purchaser Documents will be, duly executed and delivered by Purchaser and this Agreement constitutes and the Purchaser Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

        6.4 Validity of Contemplated Transactions, etc. Except for filings necessary to comply with HSR Act and consents which have been obtained, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby violates, conflicts with or results in the breach of any term, condition or provision of, or requires the consent of any other Person under (i) any existing Law or Environmental Law to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to Purchaser, (iii) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (iv) any material mortgage, indenture, agreement, contract or commitment to which Purchaser is a party or by which Purchaser is otherwise bound. Except as aforesaid and for filings with the Securities and Exchange Commission and the NASDAQ, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

        6.5 Investment Purpose. Purchaser is purchasing the Shares for investment only and not with a view to resale or other disposition. Purchaser acknowledges that the Shares are not being registered under the securities laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such laws.

        6.6 Litigation. Purchaser is not a party to or subject to any Action, judgment, order, writ, injunction, decree or award before any Governmental Authority, nor are any such Actions pending or to the Knowledge of Purchaser, threatened which, if adversely determined, would have a material adverse effect on Purchaser or prevent the consummation of the transactions contemplated hereby, including the issuance or registration of the Purchaser's Shares.

        6.7 Purchaser Reports. The Annual Report to the Commission on Form 10-K for the fiscal year ended April 30, 1995 and all other reports of Purchaser filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year ended April 30, 1995 (collectively, the "Purchaser Reports") complied, when filed, as of the respective dates of their filing with the Commission, in all material respects with the rules and regulations of the Commission and did not, to Purchaser's Knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        6.8 Indebtedness. Since September 28, 1995, the Purchaser has not incurred any Indebtedness except borrowing under Purchaser's existing line of credit facility for purposes connected with Purchaser's past usage of the line of credit facility and additional borrowings not to exceed $25,000,000.

        6.9 Knowledge of Purchaser. Purchaser represents and warrants that it has required each of the employees listed on Schedule 1.1(a) to conduct Reasonable Inquiry. For purposes hereof, Reasonable Inquiry shall mean that each of such employees has been provided with and asked to review this Agreement and the schedules hereto and has inquired of such employees and agents of Purchaser, if any, and has reviewed such documents in the possession of Purchaser or its agents, if any, as such employee in good faith deems appropriate in order to respond to the best of their knowledge that the warranties and representations of Purchaser included in this Agreement are true, correct and complete.

        6.10    [Intentionally left blank].

        6.11 Bonds and Letters of Credit. Purchaser has made arrangements to release Seller of liability as of Closing under the Packers and Stockyards bond previously issued by the Company and guaranteed by Seller.

        6.12 Stock Market Listing. Purchaser has listed the Purchaser Shares on the NASDAQ Stock Market as a national market security.


                                   ARTICLE 7
                                   ---------

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------



        7.1 Survival of Representations and Warranties. The warranties and representations of Seller and Purchaser herein contained shall survive the Closing for the periods set forth below:

                (a) the warranties and representations set forth in Sections 4.7, 4.20, 5.6 and 5.9 hereof shall survive for the applicable statutes of limitations, plus thirty (30) days;

                (b)    the warranties and representations set forth in Sections
        4.1 through 4.5, the last three sentences of Section 4.8(a), Section 4.21(b), the second sentence of Section 4.25, (except as further limited, if any, by the Section to which such warranty relates) Sections
        5.1 through 5.4 and Sections 6.5 and 6.9 (except as further limited, if any, by the Section to which such warranty relates) of this Agreement shall survive indefinitely;

                (c)    the warranties and representations set forth in Sections
        4.14 and 4.15 hereof shall survive until December 31, 2000; and

                (d) the remaining warranties and representations set forth in this Agreement, in any of the Seller Documents or in any of the Purchaser Documents shall survive until December 31, 1998.

                                  ARTICLE 8
                                  ---------

                             ADDITIONAL AGREEMENTS
                             ---------------------


        8.1    Access to Information; Cooperation.

                (a) In order to facilitate the resolution of any claims made by or against or incurred by Seller, Purchaser or the Company, for a period of ten (10) years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the IRS, Purchaser and Seller shall, and Purchaser shall cause the Company to:

                        (i) retain the books and records of the Company and the Subsidiaries in its possession which relate to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company or Seller, as the case may be;

                        (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other party reasonable access (including the right to make, at the noticing party's expense, photocopies), during normal business hours, to such books and records in accordance with Section 9.9 hereof; and

                        (iii) cooperate with each other fully with respect to acts occasionally requested to be taken after Closing to assist in the full realization of the rights and benefits of each party hereunder.

                (b) In order further to facilitate the resolution of any claims made by or against or incurred by Seller, Purchaser or the Company, for such period as claims may be submitted under the insurance policies listed or referred to on Schedule 4.10, Seller shall fully cooperate with the Company and Purchaser in securing insurance company reimbursement of any claims of coverage of the Company or any Subsidiary, or their respective employees, property or assets with respect to acts or omissions prior to Closing covered under such insurance policies. Seller shall not compromise or waive any benefits or coverage under any such insurance policy, or otherwise release any insurer under any such policy of any liability for claims of coverage, of the Company or any Subsidiary, or their respective employees, property or assets with respect to events, losses, acts or omissions prior to Closing. This provision, however, shall not be deemed to require Seller to renew or extend the term of any such policy beyond the Closing Date.

                (c) After Closing, Seller shall deliver to Purchaser within thirty (30) days after completion all amendments to tax returns of Seller which affect the federal or any state income tax balance sheets of the Company or the Subsidiaries as of the Closing Date and all schedules employed in connection therewith to the extent they impact such tax balance sheets.

                (d) On or before January 31, 1996, Seller shall deliver to Purchaser copies of all schedules and other information used in the preparation of the state and federal income tax returns of the Company and the Subsidiaries for the period ended December 31, 1994.

                (e) After Closing, Seller shall assign to the Company title to all assets, including without limitation, Real Property, tangible personal property and Intellectual Property primarily or exclusively used in the Business and owned by Seller or an Affiliate of Seller (other than Company or Subsidiary) except for those assets used by Seller in connection with providing service to Company under the Interim Service Agreement.

        8.2 Confidentiality. Seller and Purchaser acknowledge the terms of the Confidentiality Agreements and further agree to remain bound by the terms of such agreements after Closing.

        8.3    Regulatory and Other Authorizations; Notices and Consents.

                (a) After Closing, Purchaser shall use its best efforts to maintain the currency and effectiveness of any of the listings of Purchaser's Shares on the NASDAQ Stock Market as a national market security, or such other securities exchange on which the Purchaser's Common Stock may be listed.

                (b) Seller shall request the Company's Accountants to grant their consent to the inclusion of the Audited Financial Statements, including the report of the Company's Accountants, in filings of Purchaser with the Securities and Exchange Commission made after Closing.

        8.4    Use of Intellectual Property.

                (a) Seller acknowledges that from and after the Closing, the name "John Morrell & Co." and all similar or related names, marks and logos (the "Company Names") shall be owned by the Company, that neither Seller nor any of its Affiliates shall have any direct or indirect rights in or to any of the Company Names or will contest the ownership or validity of any rights of Purchaser or the Company in or to the Company Names. The foregoing notwithstanding, from and after the Closing,

        Seller may use, solely for interoffice purposes, any remaining supply of Seller stationery bearing any Company Name.

                (b) From and after the Closing, neither Seller nor any of its Affiliates (not including the Company and its Subsidiaries) shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property, including the Company Names. Seller and each of its Affiliates which own any of the Licensed Intellectual Property used primarily or exclusively in the Business shall assign such Licensed Intellectual Property to the Company at the Closing.

        8.5 Operations under the Consent Decree. After the Closing, Purchaser shall cause the Company in all material respects to fulfill any and all obligations under, and to operate in compliance with, the Consent Decree and the Clean Water Act, including any capital expenditures reasonably necessary to comply with the Consent Decree.

        8.6 Additional Covenants. Purchaser agrees that, during the period of five (5) years immediately after the Closing, it will:

                (a) Maintain the Company as a separate corporation or other trade or business within the meaning of Sections 414(b) and 414(c) of the Code;

                (b) Cause the Company to maintain at all times a minimum of either a $10,000,000 cash balance or a $10,000,000 unrestricted availability under the Company's then available credit facility;

                (c) Not permit the Company to declare or pay any dividend, in cash or otherwise, or make any other distribution to its shareholders, redeem or repurchase any outstanding equity securities or take any other similar action (i) unless, after giving effect thereto, the Company will be in compliance with, and after giving effect to normal seasonal demands on the Company's cash flow, the Company reasonably expects to remain in compliance with, the provisions of subsection (b), above, or
        (ii) which would involve the distribution of all or substantially all of the assets of the Company; or

                (d) Not declare or pay any dividend, in cash or otherwise, or make any other distribution to its stockholders, redeem or repurchase any outstanding equity securities or take any other similar action if, after giving effect thereto, Purchaser's consolidated net worth would be less than $150,000,000. For purposes hereof, "Purchaser's consolidated net worth" shall mean, as of the time of any determination thereof, the excess of (i) the sum of (A) the par value (or value stated on the books of Purchaser) of the capital stock of all classes of Purchaser, plus (or minus in case of a surplus deficit) (B) the amount of the sum of surplus, whether capital or earned, of Purchaser, over (ii) the sum of any treasury stock of Purchaser, all as determined in accordance with GAAP on a consolidated basis.

Purchaser agrees that there is no adequate remedy at law for the damage which Seller might sustain for the failure of Purchaser to comply with the foregoing covenants and, accordingly, that in the event of any breach or violation, or threatened breach or violation of the foregoing covenants, Seller shall be entitled, in addition to any other rights or remedies available to it, at law or in equity, to obtain preliminary and permanent injunctive relief, including a temporary restraining order and also specific performance.

        8.7 Registration Rights Agreement. At the Closing, Seller and Purchaser shall execute the Registration Rights Agreement in the form attached hereto as EXHIBIT C, which contains provisions relating to, among other matters, certain covenants of Purchaser with respect to registration of the Purchaser's Shares under the securities laws.

        8.8 Board of Directors. On and at all times after the Closing Date, so long as the Purchased Shares held by Seller represent at least Five Percent (5%) of the issued and outstanding Common Stock of Purchaser, if requested to do so by Seller, Purchaser shall take all reasonable good faith efforts as may be available to cause a representative, nominated by Seller, to be elected to the Board of Directors of Purchaser.

        8.9 Further Action. Each of the parties hereto shall after Closing use all best reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law or Environmental Law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

        8.10 Noncompetition. Seller agrees that at no time for a period of three (3) years after the Closing (the "Non-Competition Period") shall it, either directly or indirectly:

                (a) Except for the interest in Purchaser's Shares acquired hereunder and Seller's interest in Friday Canning Corporation (to the extent it currently competes), acquire an ownership interest in, engage in or render advice or assistance to any business competitive with the Packing Business (as defined below), except for the incidental acquisition of such ownership interest as part of an acquisition not otherwise prohibited hereby provided the sales of such incidentally acquired competitive business do not exceed twenty-five percent (25%) of the total sales of the business so acquired and such incidentally acquired competitive business is sold by Seller within two years, or such longer period as to which Purchaser may consent, of the date of acquisition of such business;

                (b) Divert, or attempt to divert, any business whatsoever from the Business or solicit or entice, or attempt to solicit or entice, any of the customers or suppliers of the Business so as to cause any such customers or suppliers not to do business with the Business; or

                (c) Except as required by law, disclose to any person other than an employee or agent of the Business having a need to know such information in the ordinary course of business, or any other person to whom such disclosure has been authorized by the President of Purchaser, any information not generally known to the public relating to the Business; or

                (d) Contact or solicit for employment any person now or hereafter employed by the Business at an executive level or entice, or attempt to solicit or entice, any such person to leave the employment of the Business unless such person shall have ceased to be an employee of the Business not less than six (6) months prior to any such contact, solicitation or enticement. For purposes hereof, the hiring of any such person as a result of such person's response to published advertisements in general circulation regarding such employment shall not be deemed to be restricted hereby.

Seller recognizes that irreparable injury may result to Seller and the Business in the event of a breach by it of the restrictions imposed by this
Section 8.10, and that its acceptance of such restrictions was a material factor in Purchaser's decision to enter into this Agreement. In the event that Seller shall engage in any act in violation of the provisions of this Section 8.10, Purchaser shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting Seller from engaging in such acts. For purposes hereof, the "Packing Business" means the business of the Company and the Subsidiaries of slaughtering, processing, marketing, distributing and selling fresh pork and lamb and processed meat products, including sausages, frankfurters, bacon, hams and luncheon meats.

                                   ARTICLE 9
                                   ---------

                                  TAX MATTERS
                                  -----------


        9.1 Termination of Existing Tax-Sharing Agreements. Subject to the provisions of this Article 9, all tax-sharing agreements or similar arrangements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date, and, after the Closing Date, Seller, the Company and the Subsidiaries shall have no rights or obligations thereunder.

        9.2 Post-Closing Adjustment to Tax Sharing Payments. No later than February 28, 1996, Purchaser and the Company shall deliver to Seller financial statements for the Company for the tax period ending on the Closing Date which shall be consistent with the Company's financial statements for the year ended December 31, 1995, which are delivered to the Company's creditors pursuant to its credit agreements (the "Closing Financial Statements"). No later than thirty (30) days after receiving such Closing Financial Statements from Purchaser and the Company, Seller shall prepare and deliver to Purchaser a written calculation of any remaining tax sharing payments due from the Company to Seller, or from Seller to the Company, as the case may be, with respect to any Income and Property Tax returns of the Company for all tax periods ending on or before the Closing Date for which tax returns have not yet been filed (the "Final Pre-Closing Period Tax Returns"). Any tax sharing payments for any Income Tax returns for the tax periods ending on the Closing Date shall be calculated based upon the Company's income as reported in such Closing Financial Statements and any tax sharing payments for any Income Tax returns for the tax period ending December 31, 1994, shall be calculated using the Company's income as reported in the Company's audited financial statements for the year ended December 31, 1994 and such 1994 and 1995 income, as the case may be, shall be adjusted in a manner consistent with past practice to reflect hypothetical taxable income for the Company as if the Company were filing separate stand alone tax returns and taking into account any amounts previously paid by the parties through the Closing Date, as reflected on Schedule 4.7 of the Stock Purchase Agreement. Notwithstanding the foregoing, if Purchaser objects to such calculation of all tax sharing payments due hereunder, Purchaser shall so notify Seller in writing no later than thirty (30) days after such calculation has been delivered to Purchaser and shall state the nature of such objection. If the parties are unable to resolve their differences regarding the amount of any payments due, then Company's Accountants shall review the tax sharing payment calculation and any related workpapers and position papers of the parties and decide what amounts are due from which parties, provided that the Company's Accountants shall take into account that any such hypothetical tax returns must be prepared on a basis consistent with prior hypothetical tax returns and the tax sharing payment calculations must be made in accordance with this Article 9 and consistent with the description of the Tax Sharing arrangement set forth in
Schedule 4.7(i) of this Agreement. The determination of the Company's Accountants shall be binding on the parties. The Company or Seller, as the case may be, shall pay the other party the amount due pursuant to such calculation by bank check or wire transfer of immediately available funds no later than two (2) days after the delivery of such calculation, or if there is a dispute, no later than two (2) days after the final determination of the Company's Accountants.
No other Income Tax sharing payments under this Section 9.2 shall be due, now or in the future, between Seller and the Company.

        9.3 Seller Indemnity. Seller shall indemnify and hold harmless Purchaser, the Company, the Subsidiaries and each of their respective officers, directors, employees, agents and successors and assigns, from and against all Income and Property Taxes including, without limitation, all assessments and adjustments from audits by any Tax authorities (a) with respect to all periods ending on or prior to the Closing Date, (b) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"), or (c) of Seller and any other entity, other than the Company and the Subsidiaries, which is or has been affiliated with Seller, as a result of Treasury Regulation Section 1.1502-6(a) or otherwise due to the affiliated relationship. Notwithstanding the foregoing, Seller shall not be required to indemnify Purchaser, the Company or any Subsidiary for additional Taxes payable as a result of an election made (or deemed made) under
Section 338 of the Code, or any comparable provision of state or local law. Seller shall be entitled to any net refunds of Income and Property Taxes (including interest thereon less any Taxes payable by the Company thereon and less costs of collection) with respect to the periods described in clauses (a) and (b) above, except those reflected on the 1994 Audited Financial Statements of the Company or a Subsidiary as of December 31, 1994. The Company and the Subsidiaries may carry back any loss or other tax benefit into tax returns of Seller and its Affiliates for tax periods ending on or before (or which include) the Closing Date; provided, however, that: (i) Seller shall be entitled to retain any refunds generated as a result of such carryback, (ii) Purchaser shall indemnify and hold harmless Seller and each of its officers, directors, employees, agents and successors and assigns, from and against the loss of any tax benefits Seller or its Affiliates would have otherwise been entitled to if such carryback had not occurred, to the extent such loss exceeds the refund retained by Seller, and (iii) Purchaser shall pay Seller an administrative charge for the preparation of any amended filings to utilize such carrybacks at the rate of $150 per hour to the extent such cost exceeds the refund retained by Seller which is not taken into account in clause (ii), above. Seller's indemnity to pay Income and Property Taxes under this

Section (whether arising before, on or after the Closing and whether paid with returns when due or as the result of audits or assessments) shall be after the application (only if required to be applied to the Tax being indemnified) of all applicable credits, net operating or capital loss deductions related to the Company and the Subsidiaries, which credits, net operating or capital loss deductions arose in the period ending on or prior to the Closing Date or in the Pre-Closing Partial Period and are available to reduce the Tax deficiency for which Seller has an indemnification obligation. In addition to the foregoing, Seller shall indemnify and hold harmless Purchaser, the Company and the Subsidiaries from and against any and all attorneys' fees and expenses incurred by any of them with respect to the matters covered by such indemnity and/or the enforcement thereof.

        9.4 Purchaser Indemnity. Purchaser and the Company will indemnify and hold harmless Seller and each of its officers, directors, employees and agents and successors and assigns, from and against (i) all Taxes with respect to periods beginning after the Closing Date; (ii) all taxes with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to Taxes attributable to the period after the Closing Date;
(iii) all Taxes attributable to and arising out of any transaction directed to occur by Purchaser after Closing even if such transaction occurs on the Closing Date; and (iv) any Taxes attributable to an election pursuant to Section 338(g) of the Code.

        9.5 Allocation Between Partial Periods. For purposes of this Agreement, any Taxes for a period beginning before the Closing Date and ending after the Closing Date, shall be apportioned between the Pre-Closing Partial Period and the period following the Closing Date (a "Post-Closing Partial Period"), based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company and the Subsidiaries during such Pre-Closing Partial Period and such Post-Closing Partial Period.

        9.6 Filing of Tax Returns. To the extent permitted by Law, Seller shall include the Company and the Subsidiaries in the consolidated federal and consolidated or unitary state income tax returns filed by Seller for periods prior to and including the Closing Date and shall include the activity of the Company and the Subsidiaries up through and including the Closing Date in such returns. The returns shall be prepared on a basis consistent with past practices and shall not make or change any election applicable to the Company or any Subsidiary without Purchaser's written consent. Seller shall provide the Company with separate pro forma returns for the Company and the Subsidiaries not less than thirty (30) days prior to the filing date and accommodate reasonable comments made by the Company within fifteen (15) days after the delivery of such proforma returns to the Company. Seller, with the assistance of the Company, shall prepare books and working papers (including a closing of the books) which will clearly demonstrate the income and activities of the Company and the Subsidiaries for the period ending on the Closing Date and any Pre-Closing Partial Period. Purchaser shall include the activity of the Company and the Subsidiaries for periods beginning after the Closing Date in the consolidated federal income tax return filed by Purchaser.

        As set forth in this Agreement in more detail below, Seller shall prepare any and all Final Pre-Closing Period Tax Returns, as well as any Income and Property Tax returns of the Company for taxable periods which begin prior to the Closing Date and which end after the Closing Date (the "Final Stand Alone Tax Returns") (the Final Pre-Closing Period Tax Returns and the Final Stand Alone Tax Returns in the aggregate shall be referred to as the "Final Income and Property Tax Returns").

        Seller shall prepare and file all Final Pre-Closing Period Tax Returns on a basis consistent with the Income and Property Tax returns of the Company for all previous years. Subject to Seller's right, if any, to any tax sharing payments pursuant to Section 9.2 of this Agreement, Seller shall pay the amount, if any, due with such Final Pre-Closing Period Tax Returns.

        Seller shall prepare all Final Stand Alone Tax Returns on a basis consistent with the Income and Property Tax returns of the Company for all previous years. Notwithstanding the foregoing, with respect to the Final Stand Alone Tax Returns, to the extent there are any new elections to be made by the Company or tax returns positions with respect to new issues to be taken by the Company which have not been previously addressed in the Company's prior tax returns, Seller shall give Purchaser notice of such event and Purchaser shall be entitled to instruct Seller as to whether or not to make any such elections or take any such tax return position in the Final Stand Alone Tax Returns that Seller is preparing.

        Seller shall deliver each Final Stand Alone Tax Return to Purchaser no later than thirty (30) days prior to the due date of such return for Purchaser's review. Purchaser shall review, approve (which approval may not be unreasonably withheld), sign and timely file such tax return with the appropriate taxing authority. Purchaser or the Company shall be responsible for and shall make the payment of any remaining taxes due with the return, if any; provided, however, Seller shall deliver to Company any payments made with respect to such returns under any tax sharing arrangement to the extent such amounts were not delivered to the respective taxing authorities. If Purchaser shall object to the return as prepared, Purchaser shall so notify Seller in writing no later than fifteen
(15) days after such return has been delivered to Purchaser as to the nature of such objection. If the parties are unable to resolve their differences regarding the preparation of the return, then Company's Accountants shall review the returns and any related workpapers and position papers of the parties and decide how the tax return should properly be filed, provided that the Company's Accountants shall take into account that such returns must be prepared on a basis consistent with prior tax returns subject to any elections by Purchaser pursuant to the immediately preceding paragraph. The determination of the Company's Accountants shall be binding on the parties. Notwithstanding anything in this Agreement to the contrary, if Purchaser or the Company files any return which is inconsistent with the return as prepared by Seller, as mutually agreed by Seller and Purchaser, or as determined by the Company's Accountants, as the case may be, Seller shall no longer have any indemnification obligation pursuant to this Agreement with respect to any Taxes or other damages arising out of, or related to, the item or issues so altered on such tax return.

        Purchaser shall prepare and file all other Tax returns of the Company, other than the Final Income and Property Tax Returns, which have not yet been filed prior to the Closing Date and shall be responsible for and make any remaining tax payments due with such returns, if any.

        Any expenses incurred by the parties in connection with the use of the Company's Accountants in connection with a resolution of a dispute under this
Article 9 shall be shared equally by the parties.

        9.7 Post-Closing Audits and Other Procedures. Seller, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period. Seller shall have the right to control the conduct of any audit or proceeding with respect to Income and Property Taxes and Seller may settle any such audit or proceedings for such periods.

        9.8 Closing Date Tax Balance Sheets. No later than thirty (30) days after Seller files its consolidated federal income tax return for the tax period ending on December 31, 1995 (and for the tax period ended December 31, 1996, if Closing occurs after December 31, 1995), Seller shall deliver to Purchaser copies of the respective federal income tax balance sheets of each of the Company and the Subsidiaries as of the Closing Date setting forth (a) the tax bases of the Company's and the Subsidiaries' assets and liabilities which were used in the preparation of Seller's, the Company's and the Subsidiaries' federal and state income tax returns for the tax period ending on the Closing Date; (b) the deferred tax workpapers reflecting the conversion of the book balance sheets of the Company and the Subsidiaries as of such date to such tax balance sheets; and (c) such other schedules and information used in the preparation of the state and federal income tax returns of the Company and the Subsidiaries for such period.

        9.9 Cooperation. Seller, on the one hand, and Purchaser, the Company and the Subsidiaries, on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information, records and assistance (including access to books and records) relating to the Company and the Subsidiaries as is reasonably necessary for the preparation of any return for Taxes, audit or examination, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.

        Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material to be provided hereunder and shall include furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, workpapers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination or proceedings. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance, but shall not be required to reimburse the party providing such assistance with respect to time of employees made available pursuant to this section.


        9.10 Section 338(h)(10). Upon the request of Purchaser and subject to receipt of the payment set forth in this Section 9.10, Seller shall join in the election under Section 338(h)(10) of the Internal Revenue Code (and similar state elections in the jurisdictions requested by Purchaser); provided, however, that Purchasers request to make such election must be received no later than sixty (60) days prior to the due date of such election. Purchaser shall deliver to Seller at the time of such request an allocation of the Purchase Price to be used for purposes of any such Section 338(h)(10) election, which allocation must be reasonably acceptable to Seller. Within thirty (30) days of the later of such request or the date on which the parties mutually agree on a Purchase Price allocation (provided that Seller shall be deemed to have accepted such allocation herewith unless Seller objects within 30 days after receipt and provides to Purchaser an allocation acceptable to Seller within such 30 day period), Seller shall deliver to Purchaser a written calculation of the following estimated amounts: (a) an amount equal to the excess of the Taxes incurred by Seller and any consolidated group or unitary group of which Seller or any Affiliate of Seller is the common parent ("Affiliated Group") if a
Section 338(h)(10) election is made with respect to the acquisition of the Company by Purchaser over the amount of such Taxes of Seller and the Affiliated Group if such Section 338(h)(10) election is not made, (b) an amount equal to the tax benefits of the excess of any net operating losses or other tax attributes of Seller and the Affiliated Group available after offsetting any income or gain on the sale if a Section 338(h)(10) election is not made over the amount of such items if such election is made, and (c) the amount necessary to gross-up Seller such that the receipt of any amount due
Seller pursuant to the clauses (a) and (b), above, will be received by Seller net of any tax effect to Seller (including the use of any net operating losses or other tax attributes to offset such additional tax liability incurred as a result of such gross-up payments) (the amounts in clauses (a), (b) and (c) collectively, the "Section 338 Payment"). For purposes of the foregoing sentence, all calculations of Taxes and the tax benefits of any net operating losses and other tax attributes shall be made based on the highest marginal tax rates as shown in the actual tax returns filed by Seller, the Affiliated Group and the Company, as the case may be, with respect to which such calculation is being made.

        If after receiving the foregoing computations Purchaser decides to proceed with an election, Purchaser shall pay to Seller an amount equal to the estimated Section 338 Payment at the time Seller delivers the election to Purchaser. Seller shall deliver to Purchaser the executed election not more than forty-five (45) days after Purchaser's request therefor. No later than one
(1) year following the Closing Date, Seller's independent outside public accountants shall compute any adjustments to the amount of the Section 338 Payment based on the tax returns of Seller and its Affiliates as actually filed (including any amendments or audit adjustments thereto), Purchaser's independent public accountants shall review and approve such calculation, and Purchaser shall pay Seller or Seller shall pay Purchaser, as the case may be, the amount of any such adjustment no later than seven (7) days after receipt of such accountants' approval thereof.


                                  ARTICLE 10
                                  ----------

                           [INTENTIONALLY LEFT BLANK]
                           --------------------------


                                   ARTICLE 11
                                   ----------

                                INDEMNIFICATION
                                ---------------



        11.1 General Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless the Company and Purchaser, and their respective officers, directors, employees, agents, and successors and assigns against and in respect of:

                (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Purchaser or the Company or any of the Subsidiaries that result from, relate to or arise out of the breach or inaccuracy or nonfulfillment of any representation or warranty, covenant or agreement on the part of Seller under this Agreement or any

        Seller Document, including without limitation, any such breach, inaccuracy or nonfulfillment of any covenant or agreement existing on the Closing;

                (b) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Purchaser or the Company or any Subsidiary that result from, relate to or arise out of the nonfulfillment on or after the Closing Date of any agreement or covenant on the part of Seller under this Agreement or any Seller Document; and

                (c) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this
        Section 11.1.

        11.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller, its officers, directors, employees, agents and successors or assigns against and in respect of:

                (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Seller that result from, relate to or arise out of the breach or inaccuracy or nonfulfillment of any representation or warranty on the part of Purchaser under this Agreement or any material breach or inaccuracy of any representation, warranty or covenant of Purchaser in any Purchaser Document;

                (b) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Seller that result from, relate to or arise out of the nonfulfillment on or after the Closing Date of any agreement or covenant on the part of Purchaser under this Agreement;

                (c) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Seller that relate to the failure of the Company to pay, perform or discharge any of the Liabilities or the Environmental Liabilities of the Company or any of its Subsidiaries arising prior to, at or after the Closing, excluding Income and Property Taxes, but including, without limitation, Liabilities or Environmental Liabilities arising from the condition of any Real Property or Disposed Real Property, other than Disposed Real Property acquired by Seller from the Company;

                (d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.2.

        11.3    Third Party Claims - Indemnification.

                (a) If a claim by a third party is made against an indemnified party (i.e. a Seller indemnified party or Purchaser indemnified party), the indemnified party shall promptly notify the indemnifying party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasibly determinable (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The indemnifying party shall have ten (10) business days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the indemnified party, (A) whether or not it disputes its liability to the indemnified party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the indemnified party against such claims or demand. If the indemnifying party fails to undertake the defense of any claim or demand, the indemnified party may undertake such matter at the expense of the indemnifying party.

                (b) If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. It shall be deemed not unreasonable if a party is unwilling to consent to a settlement if the settlement results in additional liability to the indemnified party as a result of such settlement or if such party is required to be enjoined or otherwise similarly restricted or bound under the terms of the settlement. Except in instances where a settlement restricts or negatively impacts the indemnified party or its business after such settlement or results in additional liability to such party as a result of such settlement, if a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceed-ing shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party. Notwithstanding the foregoing, the provisions of Section 9.7 shall control with respect to the defense of any Income or Property Tax audit or proceeding.

                (c) In the event an indemnified party should have a claim against the indemnifying party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall promptly send a Claim Notice with respect to such claim to the indemnifying party. If the indemnifying party does not notify the indemnified party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the indemnifying party hereunder.

        11.4 Provisions Regarding Indemnity. The amounts for which the indemnifying party shall be liable under Sections 11.1 and 11.2 and Article 9 of this Agreement shall be net of any tax benefit realized, if necessary, by the indemnified party as a result of the facts and circumstances giving rise to the liability of the indemnifying party, and shall also be net of any insurance proceeds received by the indemnified party (retroactively, if necessary) in connection with the facts giving rise to the right of indemnification (net of any expenses (including legal fees) incurred by the indemnified party in collecting such proceeds) and plus any taxes incurred as a result of such indemnification or insurance recovery. The indemnified party shall be obligated in connection with any claim for indemnification under this Article 11 to use all commercially reasonable efforts to obtain any insurance proceeds available to such indemnified party with regard to the applicable claim.

        11.5    Payment.  Upon the determination of the liability under Section
11.3 hereof and after exhaustion of insurance coverage as required by Section
11.4 and actual receipt of any such insurance proceeds, the appropriate party shall pay to the other, as the case may be, within ten (10) business days, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim.

        11.6 Limits Upon Indemnification Claims by Purchaser. Except as otherwise provided in Article 9 with respect to Taxes, Purchaser and its successors and assigns shall not have the right to assert any claim against Seller for indemnification under this Agreement for a breach of any warranty or representation set forth in Article 4 or Sections 5.8 unless and until either:

                (a) the aggregate amount of damages suffered by Purchaser, the Company or the Subsidiaries as a result of the breach or breaches of such warranties and representations is equal to or exceeds $3,000,000, in which event Purchaser shall be entitled to indemnification hereunder for all damages suffered by Purchaser, the Company or the Subsidiaries; or

                (b) the aggregate amount of damages suffered by Purchaser, the Company or the Subsidiaries as a result of the breach or breaches of such warranties and representations is less than $3,000,000, in which event Purchaser shall be entitled to indemnification hereunder for damages suffered by Purchaser, the Company or the Subsidiaries which equal or exceed $1,000,000 as a result of any individual breach, provided, however, that in either event, Purchaser shall be entitled to indemnification hereunder only to the extent of the aggregate excess of such claims over $500,000. Solely for purposes of the indemnification sections of this Agreement, the qualifications of certain representations and warranties as to Materiality shall be disregarded for purposes of determining the amount of damages suffered by Purchaser, the Company or the Subsidiaries as a result of a breach. Notwithstanding the above, Purchaser shall be entitled to indemnification without regard to any minimum amount of damages set forth herein as an offset to any indemnification sought by Seller pursuant to Section 11.2 hereof with respect to a matter for which Seller has breached a warranty and representation in the Agreement. Notwithstanding the foregoing, any indemnification claims or payment under Article 9 shall not be considered in determining whether any minimum amount of damages has been suffered for purposes of this Section 11.6.

        11.7 Limits Upon Indemnification Claims by Seller. Seller and its successors and assigns shall not have the right to assert any claim against Purchaser for indemnification under this Agreement for a breach of any warranty or representation set forth in Section 6.7 unless and until either:

                (a) the aggregate amount of damages suffered by Seller as a result of the breach or breaches of such warranties and representations is equal to or exceeds $3,000,000, in which event Seller shall be entitled to indemnification hereunder for all damages suffered by Seller; or

                (b) the aggregate amount of damages suffered by Seller as a result of the breach or breaches of such warranties and representations is less than $3,000,000, in which event Seller shall be entitled to indemnification hereunder for damages





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
        suffered by Seller which equal or exceed $1,000,000 as a result of any individual breach,

provided, however, that in either event, Seller shall be entitled to indemnification hereunder only to the extent of the aggregate excess of such claims over $500,000. Solely for purposes of the indemnification sections of this Agreement, the qualifications of certain representations and warranties as to materiality shall be disregarded for purposes of determining the amount of damages suffered by Seller as a result of a breach.

        11.8 Sole Remedy. All claims made by any party hereto against another party hereto shall be made and brought pursuant to the provisions of this Article 11 or Articles 9 or 12. The indemnification provisions contained in this Article 11 or in Articles 9 or 12 shall be the sole remedy available against the parties hereto or the Company for any damages arising from the breach of any representation or warranty contained herein.



                                  ARTICLE 12
                                  ----------

                                MISCELLANEOUS
                                -------------


        12.1    [Intentionally Left Blank].

        12.2    Brokers' and Finders' Fees.

                (a) Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried out by them and their representatives without the intervention of any other person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's or the Company's dealings, arrangements or agreement with any representative or agent hired by Seller or the Company.

                (b) Purchaser represents and warrants that all negotiations relative to this Agreement have been carried out by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold Seller harmless against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings,





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
        arrangements or agreements with any representative or agent hired by Purchaser.

        12.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except that Seller shall bear any out-of-pocket expenses of the Company relating solely to the transactions contemplated hereby without charge to the Company.

        12.4 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

        12.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

        12.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally or by courier or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

                If to Purchaser, to:

                      Smithfield Foods, Inc.
                      501 North Church Street
                      Smithfield, Virginia  23430

                      Attention:  Joseph W. Luter, III
                      Facsimile No.:  (804) 357-1331

                               and

                      Godfrey & Kahn, S.C.
                      780 North Water Street
                      Milwaukee, Wisconsin  53202

                      Attention:  Peter M. Sommerhauser
                                  or Thomas A. Myers
                      Facsimile No.:  (414) 273-5198

                                and

                      McGuire, Woods, Battle & Boothe, L.L.P.
                      One James Center
                      Richmond, VA  23219

                      Attention:  Sam Young Garrett
                      Facsimile No.:  (804) 775-1061


                If to Seller, to:

                      Chiquita Brands International, Inc.
                      250 East Fifth Street
                      Cincinnati, Ohio  45202

                      Attention:  General Counsel
                      Facsimile No.:  (513) 784-6691

                With a required copy to:

                      JLM Financial, Inc.
                      Suite 521, Dixie Terminal Building
                      49 East Fourth Street
                      Cincinnati, Ohio  45202

                      Attention:  Joseph A. Pedoto
                      Facsimile No.:  (513) 579-6374

                               and

                      Keating, Muething & Klekamp
                      1800 Provident Tower
                      One East Fourth Street
                      Cincinnati, Ohio  45202

                      Attention:  Paul V. Muething
                      Facsimile No.:  (513) 579-6957

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

        12.7 Headings and Gender. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

        12.8    Schedules and Exhibits.

                (a) Contemporaneously with the execution and delivery of this Agreement, Seller has or has caused the Company to have delivered the disclosure schedules referred to in Article 4 (the "Disclosure Schedules") to Purchaser.

                (b) All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, to the extent, true, correct and complete copies of which have been heretofore received by Purchaser.

                (c) All Exhibits and Schedules and attachments thereto referred to herein are intended to be and hereby are specifically made a part of this Agreement. If a document or matter is disclosed in any of the Disclosure Schedules, it shall be deemed to be disclosed for all purposes of Article 4 and on all other Disclosure Schedules for which the same is fairly disclosed without the necessity of specific repetition or cross-reference. The foregoing notwithstanding, no document or matter disclosed in any Disclosure Schedule shall be deemed an exception or disclosure to any representation or warranty set forth in Article 5 (unless specifically indicated to be a disclosure under Article 5 and labeled separately as an Article 5 disclosure) or in any Seller Document. All capitalized terms used in any Exhibit to this Agreement or in any Schedule shall have the definitions specified in this Agreement.

        12.9 Right to Specific Performance. The parties agree that the Shares constitute unique property, that there is no adequate remedy at law for the damage which Purchaser might sustain for the failure of Seller to consummate the transactions contemplated in this Agreement, and, accordingly, that Purchaser is entitled to the remedy of specific performance to enforce such consummation.

        12.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        12.11 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        12.12 Entire Agreement. This Agreement, including the Exhibits, Schedules and attachments thereto and other documents referred to herein which form a part hereof, and the Confidentiality Agreements, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the Confidentiality Agreements.

        12.13 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by each of the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of each of the parties hereto.

        12.14 Exclusive Benefits. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

        12.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

        12.16 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against the party which prepared the initial draft, but according to the application of the rules of interpretation of contracts.

        12.17 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.


                                      SMITHFIELD FOODS, INC.


                                      By: /s/ Robert A. Sharpe II
                                          _____________________________________

                                      Name:   Robert A. Sharpe II
                                              ---------------------------------
                                      Title:  Vice President
                                              ---------------------------------


                                      CHIQUITA BRANDS INTERNATIONAL, INC.


                                      By: /s/ Robert W. Olson
                                          _____________________________________

                                      Name:   Robert W. Olson
                                              ---------------------------------
                                      Title:  Vice President
                                              ---------------------------------


A-SMITH2.TAM
12/18/95


323369.3


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